Exhibit 10.1
EXECUTION COPY
U.S. $296,900,000
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of June 27, 2006
Among
COMUNICACIONES NEXTEL DE MÉXICO, S.A. DE C.V.
as Borrower
The Financial Institutions Parties Hereto as Lenders Hereto
CITIBANK, N.A.
as Administrative Agent
CITIGROUP GLOBAL MARKETS INC.
as Bookrunner and Lead Arranger
SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO
FINANCIERO SCOTIABANK INVERLAT
as Bookrunner and Syndication Agent
and
ABN AMRO BANK N.V.
as Bookrunner and Documentation Agent

ii

Schedules
Schedule I — Commitments
Schedule II — Subsidiary Guarantors
Schedule 2.08(a) — Calculation of the Discount Rate
Schedule 3.01(c) — Disclosed Litigation
Schedule 4.01(j) — Material Contracts
Schedule 4.01(s) — Intellectual Property
Schedule 4.01(u) — Property
Schedule 4.01(v) — Concession Titles
Schedule 5.02(a) — Existing Liens
Exhibits
Exhibit A-1 — Form of Tranche A-1 Note
Exhibit A-2 — Form of Tranche A-2 Note
Exhibit A-3 — Form of Tranche A-3 Note
Exhibit B — Form of Tranche B Note
Exhibit C-1 — Form of Tranche C-1 Note
Exhibit C-2 — Form of Tranche C-2 Note
Exhibit D — Form of Notice of Borrowing
Exhibit E — Form of Assignment and Acceptance
Exhibit F — Form of Subsidiary Guaranty
Exhibit G — Form of Confidentiality Agreement
Exhibit H — Form of Increase Commitment Opinion

iii

AGREEMENT
Dated as of June 27, 2006
          AMENDED AND RESTATED CREDIT AGREEMENT among COMUNICACIONES NEXTEL DE MÉXICO, S.A. DE C.V., a sociedad anónima de capital variable organized and existing under the laws of México (the “Borrower”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE A-1 BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche A-1 Bank” after the date hereof pursuant to Section 8.07 hereof (individually, a “Tranche A-1 Bank” and, collectively, the “Tranche A-1 Banks”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE A-2 BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche A-2 Bank” after the date hereof pursuant to Section 8.07 hereof (individually, a “Tranche A-2 Bank” and, collectively, the “Tranche A-2 Banks”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE B BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche B Bank” after the date hereof pursuant to Section 8.07 hereof (individually, a “Tranche B Bank” and, collectively, the “Tranche B Banks”); and each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE C-1 BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche C-1 Bank” after the date hereof pursuant to Section 8.07 hereof (individually, a “Tranche C-1 Bank” and, collectively, the “Tranche C-1 Banks”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE C-2 BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche C-2 Bank” after the date hereof pursuant to Section 8.07 hereof (individually, a “Tranche C-2 Bank” and, collectively, the “Tranche C-2 Banks” and, together with the Tranche A-1 Banks, the Tranche A-2 Banks, the Tranche A-3 Banks (as defined below), the Tranche B Banks and the Tranche C-1 Banks, the “Lenders”); CITIGROUP GLOBAL MARKETS INC. as the lead arranger (the “Lead Arranger”); CITIGROUP GLOBAL MARKETS INC., SCOTIABANK INVERLAT, S.A. and ABN AMRO BANK N.V. as the bookrunners (collectively, the “Bookrunners”), SCOTIABANK INVERLAT, S.A. as syndication agent (the “Syndication Agent”),ABN AMRO BANK N.V. as documentation agent (the “Documentation Agent”) and CITIBANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).
          WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into a Credit Agreement dated as of October 27, 2004; and
          WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into Amendment No. 1 to the Credit Agreement dated as of April 22, 2005, which extended the availability of the Commitments; and
          WHEREAS, the Borrower, the Lenders and the Administrative Agent entered into Amendment No. 2 to the Credit Agreement dated as of May 23, 2005, which modified various provisions; and
          WHERAS, as of the Amendment Effective Date, the Borrower owes to the Lenders under the Original Agreement the principal amount of (i) $104,400,000.00 under the

Tranche A-1 Loans, (ii) Ps$948,680,640.00 under the Tranche B Loans and (iii) Ps$67,200,000.00 under the Tranche C-1 Loans, which Loans will be continued on and after the Amendment Effective Date.
          WHEREAS, the Borrower and each of the Lenders have agreed, on the terms and conditions set forth herein, to amend and restate the Original Agreement in its entirety to, inter alia, amend the pricing and the tenor of the Loans and make available to the Borrower senior unsecured loans in the form of the Tranche A-2 Loans, the Tranche A-3 Loans and the Tranche C-2 Loans, upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Administrative Agent” has the meaning specified in the preamble hereto.
     “Administrative Agent’s Account” means, with respect to (i) the Tranche A-1 Loans, the Tranche A-2 Loans and the Tranche A-3 Loans, account number 36852248, maintained with Citibank, N.A., 390 Greenwich Street, Floor 1, New York, NY, 10013; and (ii) the Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans, account number 002180000098020020, maintained with Banamex.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; provided, however, that Nextel Communications, Inc., a company incorporated under the laws of Delaware (and its successors or assigns) shall not be deemed an Affiliate of the Borrower. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. “Affiliate”, as applied to the Lenders, means each direct or indirect parent corporation and controlling person (within the meaning of the U.S. Securities Exchange Act of 1934, as amended) of such Lender and each direct or indirect Subsidiary of each such parent corporation and each of their respective directors, officers and agents.
     “Agent Parties” has the meaning specified in Section 8.02(d).
     “Agreement” or “Amendment and Restatement” means this Amended and Restated Credit Agreement, as amended, supplemented or otherwise modified from time to time.

     “Amendment Effective Date” has the meaning specified in Section 3.01.
     “Applicable Lending Office” means, with respect to each of the initial Lenders, the offices of each of the initial Lenders specified as its “Applicable Lending Office” opposite its name on the signature pages below, and with respect to any other Lender in the Assignment and Acceptance pursuant to which such Lender became a Lender, or such other office of any of the Lenders as such Lender may from time to time specify to the Borrower.
     “Applicable Margin” means, with respect to each Tranche, the percentage per annum as set forth below:

Tranche	Percentage
A-1	2.375% (from the Funding Date until the Amendment Effective Date),
and
1.25% (from the Amendment Effective Date until the Maturity Date)
A-2	1.25% (from the Amendment Effective Date until the Maturity Date)
A-3	1.25% (from the Increase Date until the Maturity Date)
B	2.00% (from the Funding Date until the Amendment Effective Date),
and
0.875% (from the Amendment Effective Date until the Maturity Date)
C-1	2.00% (from the Funding Date until the Amendment Effective Date),
and
0.875% (from the Amendment Effective Date until the Maturity Date)
C-2	0.875% (from the Amendment Effective Date until the Maturity Date)
     “Approved Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
     “Assignment and Acceptance” means an assignment and acceptance entered into by any of the Lenders and an assignee of any of the Lenders in substantially the form of Exhibit E hereto.
     “Assuming Lender” has the meaning specified in Section 2.16(d).
     “Assumption Agreement” has the meaning specified in Section 2.16(d)(ii).
     “Availability Period” means the period commencing on the Closing Date and ending on May 31, 2005.
     “Banamex” means Banco Nacional de México, S.A., Integrante del Grupo Financiero Banamex.
     “Board of Directors” means the Consejo de Administracion of a Person duly appointed by the holders of the capital stock of such Person.
     “Borrower” has the meaning specified in the preamble hereto.

     “Borrowing” means each of the borrowing(s) consisting of the Loans made by the Lenders.
     “Borrower’s Account” means, with respect to (i) the Tranche A-1 Loans, the Tranche A-2 Loans and the Tranche A-3 Loans, account number 36828993, maintained with Citibank, N.A.; and (ii) the Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans, account number 870 44204, maintained with Banamex.
     “Bookrunners” has the meaning specified in the preamble hereto.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and/or Mexico City and, if the applicable Business Day relates to the Tranche A-1 Loans, the Tranche A-2 Loans or the Tranche A-3 Loans, on which dealings are carried on in the London, England interbank market.
     “Capitalized Leases” means all leases that have been or should be, in accordance with Mexican GAAP, recorded as capitalized leases.
     “Cash Equivalents” means any of the following, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of acquisition thereof: (a) Dollar-denominated investments consisting of (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (ii) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (iii) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion or (iii) commercial paper in an aggregate amount of no more than $30,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s Investors Service, Inc. or “A-1” (or the then equivalent grade) by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.; or (b) Peso-denominated investments in (i) securities issued or expressly and unconditionally guaranteed by the Federal Government of Mexico, or (ii) certificates of deposit issued by any Mexican Financial Institution with a local currency credit rating of at least “BBB” (or the then equivalent grade) by Standard & Poor’s, a division of the MacGraw-Hill Companies, Inc. and the equivalent rating by Moody’s Investors Service, Inc.
     “Closing Date” means October 27, 2004.
     “Commitment Date” has the meaning specified in Section 2.16(b).
     “Commitment Increase” has the meaning specified in Section 2.16(a).
     “Commitment Termination Date” has the meaning specified in Section 2.03.

     “Commitments” means, as to any Lender, its aggregate Tranche A-1 Commitment, Tranche A-2 Commitment, Tranche A-3 Commitment, Tranche B Commitment, Tranche C-1 Commitment and Tranche C-2 Commitment, and collectively, as to all Lenders, the aggregate Tranche A-1 Commitments, Tranche A-2 Commitments, Tranche A-3 Commitments, Tranche B Commitments, Tranche C-1 Commitments and Tranche C-2 Commitments.
     “Communications” has the meaning specified in Section 8.02(b).
     “Concession Titles” means such telecommunications titles of the Borrower as listed on Schedule 4.01(v).
     “Consolidated” refers to the consolidation of accounts in accordance with Mexican GAAP, in the case of the Borrower and its Subsidiaries, and U.S. GAAP, in the case of the Parent.
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
     “Consolidated Operating Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the operating income of the Borrower and its Subsidiaries for that period.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls”, “Controlling” and “Controlled” have meanings correlative thereto.
     “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, in the amount which has been or should be capitalized, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor)

property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt; provided, however, that “Debt” shall not include obligations in respect of performance, surety or appeal bonds provided in the ordinary course of business.
“Debt/OIBDA Ratio” means, at any date of determination, the ratio of (i) Consolidated total Debt of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lenders and Administrative Agent pursuant to Section 5.01(j) to (ii) the product of (A) Consolidated OIBDA for the most recently ended fiscal quarter of the Borrower and its Subsidiaries on a consolidated basis multiplied by (B) four.
“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Default Interest” has the meaning specified in Section 2.06(c).
“Discount Rate” has the meaning specified in Section 2.08(a).
“Eligible Assignee” means (i) any Lender, (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; (viii) a Mexican Financial Institution; and (ix) any other Person approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 8.07, the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither any Loan Party nor Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

     “Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
     “Environmental Law” means any federal, state, local, national, regional or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance, including, without limitation, of Mexico or the United States or any of their respective applicable political subdivisions, relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Events of Default” has the meaning specified in Section 6.01.
     “Exchange Rate” means, on any date of determination, the Peso/Dollar exchange rate published by Banco de México in the Federal Official Gazette (Diario Oficial de la Federación) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” on such date; provided that, if Banco de México ceases to publish such exchange rate, the exchange rate shall be calculated by taking the Peso/Dollar exchange rates published by Banamex, Scotiabank Inverlat, S.A., Institución de Banca Múltiple, Grupo Financiero Scotiabank Inverlat and HSBC Mexico, S.A., Institución de Banco Múltiple, Grupo Financiero HSBC as of close of business on the Business Day immediately prior to such date, and calculating the average of such exchange rates.

     “Export Credit Agency” means an official non-Mexican financial institution for the promotion of exports registered in Book I (Libro I) Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de Bancos, Entidades de Financiamiento, Fondos de Pensiones y Jubilaciones y Fondos de Inversión del Extranjero) maintained by the Ministry of Finance for purposes of Rule 3.21.2 of the Resolución Miscelánea Fiscal for the year 2006 and Article 196-II of the Ley del Impuesto Sobre la Renta (or any successor provisions).
     “Facility” means at any time, the aggregate amount of the Lenders’ Commitments at such time.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Fixed Rate” means an interest rate per annum equal to 10.48%.
     “Floating Rate” means, for each Interest Period applicable to each Tranche C-1 Loan and each Tranche C-2 Loan, the TIIE Rate, as determined by the Administrative Agent, all as published by Banco de México in the Federal Official Gazette (Diario Oficial de le Federación) on the first Business Day, or of most recent publication, prior to the commencement of the relevant Interest Period, or if such day is not a Business Day, on the next preceding Business Day on which there was such a quote.
     “Forms” shall have the meaning specified in Section 2.12(d).
     “Funding Date” has the meaning specified in Section 3.02.
     “Governmental Authority” means, any nation or government, any state or municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government and any such power of any state.
     “Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
     “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     “Increase Availability Period” has the meaning specified in Section 2.01(c).
     “Increase Date” has the meaning specified in Section 2.16(a).
     “Increasing Lender” has the meaning specified in Section 2.16(b).
     “Indemnified Costs” has the meaning specified in Section 7.06(a).
     “Interest Coverage Ratio” means, at any date of determination, the ratio of (i) Consolidated OIBDA of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which financial statements are required to be delivered to the Lenders and the Administrative Agent pursuant to Section 5.01(j) to (ii) interest payable on, and amortization of debt discount in respect of, all Debt of the Borrower and its Subsidiaries for such period.
     “Interest Period” means (a) with respect to each Tranche A-1 Loan, each Tranche A-2 Loan and each Tranche A-3 Loan, the period commencing on the Funding Date of such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and thereafter, with respect to all Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans, the period commencing on the last day of the preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be one (1), three (3) or six (6) months as selected by the Borrower upon notice received by the Administrative Agent not later than 11:00 A.M. (New York time) on the third Business Day prior to the first day of such Interest Period; provided, however, that:
     (i) if a scheduled repayment of principal amount of Tranche A-1 Loans, Tranche A-2 Loans or Tranche A-3 Loans would otherwise occur during an Interest Period, such Interest Period shall end on the date of such scheduled repayment;
     (ii) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date;
     (iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;
     (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month;

       (v) if an Interest Period is not selected pursuant to the provisions above before the end of an Interest Period applicable to a Tranche A-1 Loan, Tranche A-2 Loan or Tranche A-3 Loan, an Interest Period of the same duration as the Interest Period most recently applicable to such Tranche A-1 Loan, Tranche A-2 Loan or Tranche A-3 Loan shall be deemed to have been selected; and
     (vi) the initial Interest Period under this Amendment and Restatement for the Tranche A-2 Loans shall end on July 26, 2006; and
     (b) with respect to each Tranche B Loan, each Tranche C-1 Loan and each Tranche C-2 Loan, the period commencing on the Funding Date of such Loan and ending ninety-one (91) days thereafter and thereafter each period commencing on the last day of the next preceding Interest Period and ending ninety-one (91) days thereafter; provided, however, that:
     (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and
     (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; and
     (iii) the initial Interest Period under this Amendment and Restatement for the Tranche C-2 Loans shall end on July 27, 2006.
     “Lead Arranger” has the meaning specified in the preamble hereto.
     “Lender” has the meaning specified in the preamble hereto.
     “LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Tranche A-1 Loan, Tranche A-2 Loans or Tranche A-3 Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum equal to the arithmetic average (rounded upward to the nearest 1/16% of 1%, if not a multiple of 1/16%) of the rates which appear on the display designated as 3750 Telerate Access Service Page as the rates at which deposits in U.S. Dollars are offered by banks therein mentioned in London, England to prime banks in the London interbank market as of 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Tranche A-1 Loan, Tranche A-2 Loan or Tranche A-3 Loan to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period.
     “LIBO Rate Reserve Percentage” for any Interest Period for all Tranche A-1 Loans, Tranche A-2 Loans or Tranche A-3 Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Tranche A-1 Loans, Tranche A-2 Loans or Tranche A-3 Loans is determined) having a term equal to such Interest Period.
     “Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
     “Loan Documents” means, collectively this Agreement, the Tranche A-1 Notes, Tranche A-2 Notes, the Tranche A-3 Notes, the Tranche B Notes, the Tranche C-1 Notes, the Tranche C-2 Notes and the Subsidiary Guaranty.
     “Loan Party” means each of, and “Loan Parties” means, the Borrower and the Subsidiary Guarantors.
     “Loans” means, collectively the Tranche A-1 Loans, Tranche A-2 Loans the Tranche A-3 Loans, the Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans.
     “Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of any Loan Party or the Borrower and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of any Loan Party or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of any of the Lenders under this Agreement or any of the Notes, or (c) the ability of any of the Loan Parties to perform its obligations under any Loan Document.
     “Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of U.S. $10,000,000 (or its equivalent in other currencies) or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.
     “Material Subsidiary” means, at any time, a Subsidiary of the Borrower having assets in an amount equal to at least 5% of the amount of total Consolidated assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) or revenues or net income in an amount equal to at least 5% of the amount of total Consolidated revenues or Consolidated Net Income of the Borrower and its Subsidiaries for the 12-month period ending on the last day of the most recent fiscal quarter of the Borrower.
     “Maturity Date” means, (i) with respect to the Tranche A-1 Loans, Tranche A-2 Loans and the Tranche A-3 Loans, the earlier of (y) the fifth anniversary of the

Amendment Effective Date and (z) the date on which all amounts payable under this Agreement become due and payable pursuant to Section 6.01, and (ii) with respect to the Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans, the earlier of (y) October 27, 2009 and (z) the date on which all amounts payable under this Agreement become due and payable pursuant to Section 6.01.
     “Mexico” means the United Mexican States.
     “Mexican Financial Institution” means a financial institution organized under and existing pursuant to and in accordance with the laws of Mexico and authorized to conduct banking activities in Mexico by the Ministry of Finance.
     “Mexican GAAP” has the meaning specified in Section 1.03.
     “Mexican Pesos” or “Pesos” or “Ps$” each means the lawful currency of Mexico.
     “Mexican Subsidiary” means any Material Subsidiary of the Borrower, which is organized under the laws of Mexico.
     “Ministry of Finance” means, the Mexican Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público).
     “New Availability Period” means the period commencing on the Amendment Effective Date and ending on June 30, 2006.
     “Non-Material Subsidiary” means, at any time, any Subsidiary of the Borrower, which is not a Material Subsidiary.
     “Notes” means, collectively, the Tranche A-1 Notes, Tranche A-2 Notes, the Tranche A-3 Notes, the Tranche B Notes, the Tranche C-1 Notes and the Tranche C-2 Notes.
     “Notice of Borrowing” has the meaning specified in Section 2.02.
     “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Borrower under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any of the Lenders, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

     “OECD” means the Organization for Economic Cooperation and Development.
     “OIBDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (a) total income tax expense (including withholding taxes), (b) interest expense, amortization or write-offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt of the Borrower and its Subsidiaries (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles, (e) any extraordinary expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) other non-operating expenses excluded from Consolidated Operating Income, (g) non-cash expenses, and (h) any other non-cash charges (including, without limitation, minority interest expense, foreign exchange loss, intercompany allocations not currently required to be paid in cash, or monetary loss) and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) accrued non-cash expenses added back in previous periods under clauses (g) and (h) of this definition that are payed in cash in such period, and (d) other non-operating income excluded from Consolidated Operating Income, all as determined on a consolidated basis in accordance with Mexican GAAP.
     “Original Agreement” means the Credit Agreement dated as of October 27, 2004 between the Borrower, the Lenders and the Administrative Agent, as amended by Amendment No.1 to the Credit Agreement dated as of April 22, 2005 and by Amendment No. 2 to the Credit Agreement dated as of May 23, 2005;
     “Other Taxes” has the meaning specified in Section 2.12(b).
     “Parent” means NII Holdings, Inc.
     “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.
     “Permitted Liens” means such of the following (i) as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced; or (ii) with respect to clauses (a), (c) or (d) below, which are being contested in good faith and as to which adequate reserves have been established on the books of the Borrower in accordance with Mexican GAAP: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Peso Equivalent” means with respect to an amount in Dollars on any date, the Peso amount that would result from the conversion of Dollar amount into Pesos on such date, as determined by the Administrative Agent using the Exchange Rate.
     “Platform” has the meaning specified in Section 8.02(c).
     “Process Agent” has the meaning specified in Section 8.11.
     “Register” has the meaning specified in Section 8.07(d).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Required Lenders” means, at any time, Lenders owed at least 66-2/3% of the then aggregate unpaid principal amount of the Tranche A-1 Loans, Tranche A-2 Loans and the Tranche A-3 Loans and the USD Equivalent as of the Closing Date of the Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments.
     “Responsible Officer” means any officer of the Borrower or any of its Subsidiaries.
     “Restricted Payments” has the meaning specified in Section 5.02(e).
     “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital and (e) such Person is not insolvent under Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the States that comprise Mexico and the Federal District (or any successor provision) or may be placed into concurso mercantil in accordance with

Articles 9, 10 and 11 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision). The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
     “Subsidiary Guarantor” means each Mexican Subsidiary of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall become a Mexican Subsidiary and, therefore shall be required to execute and deliver a Subsidiary Guaranty pursuant to Section 5.01(m).
     “Subsidiary Guaranty” means the guaranty that any Mexican Subsidiary of the Borrower shall be required to execute pursuant to Section 5.01(m) substantially in the form of Exhibit F.
     “Substitute Evaluation Agent” shall mean, on the date of any proposed prepayment by a Tranche B Bank under Section 2.08, the Tranche B Banks with the largest volume and quantity of derivatives transactions in the Mexican derivatives market, as determined by such Tranche B Bank requesting to make a prepayment; provided, however, that no Affiliate of such prepaying Tranche B Bank shall be a Substitute Evaluation Agent.
     “Taxes” has the meaning specified in Section 2.12(a).
     “TIIE Rate” means, as of any date of determination, the Equilibrium Interbank Interest Rate (Tasa de Interés Interbancaria de Equilibrio) for a period of 91 days or such other period so published as most closely equals to such 91 day period, as determined by the Administrative Agent, all as published by Banco de México in the Federal Official Gazette (Diario Oficial de la Federación), or if the TIIE Rate is not quoted on such date or such day is not a Business Day, on the next preceding Business Day on which there was such a quote; provided that in the event the TIIE Rate shall cease to be published, “TIIE Rate” shall mean any rate specified by Banco de México as the substitute rate therefor.

     “Tranche” means, with respect to any Loan, the characterization of such Loan as being a part of the Tranche A-1 Facility, the Tranche A-2 Facility, the Tranche A-3 Facility, the Tranche B Facility, the Tranche C-1 Facility or the Tranche C-2 Facility.
     “Tranche A Loans” means collectively the Tranche A-1 Loans, the Tranche A-2 Loans and the Trance A-3 Loans.
     “Tranche A-1 Banks” has the meaning specified in the preamble hereto.
     “Tranche A-1 Commitment” means, as to each Tranche A-1 Bank, the obligation of such Tranche A-1 Bank to make Tranche A-1 Loans in an aggregate principal amount not to exceed the amount set forth opposite such Tranche A-1 Bank’s name on Schedule I, as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche A-1 Banks, the Tranche A-1 Commitments.
     “Tranche A-1 Facility” means the financing under the Tranche A-1 Commitments.
     “Tranche A-1 Loan” has the meaning specified in Section 2.01(a).
     “Tranche A-1 Note” means a promissory note of the Borrower (pagaré) guaranteed (por aval) by the Subsidiary Guarantors payable to the order of any Tranche A-1 Bank, in substantially the form of Exhibit A-1, evidencing the aggregate indebtedness of the Borrower to such Tranche A-1 Bank resulting from the Tranche A-1 Loan made by such Tranche A-1 Bank or acquired by such Tranche A-1 Bank from another Lender pursuant to Section 8.07.
     “Tranche A-1 Prepayment Amount” has the meaning specified in Section 2.01(a).
     “Tranche A-2 Banks” has the meaning specified in the preamble hereto.
     “Tranche A-2 Commitment” means, as to each Tranche A-2 Bank, the obligation of such Tranche A-2 Bank to make Tranche A-2 Loans in an aggregate principal amount not to exceed the amount set forth opposite such Tranche A-2 Bank’s name on Schedule I, as such amount may be reduced or increased from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche A-2 Banks, the Tranche A-2 Commitments..
     “Tranche A-2 Facility” means the financing available under the Tranche A-2 Commitments.
     “Tranche A-2 Loan” has the meaning specified in Section 2.01(b).
     “Tranche A-2 Note” means a promissory note of the Borrower (pagaré) guaranteed (por aval) by the Subsidiary Guarantors payable to the order of any Tranche A-2 Bank, in substantially the form of Exhibit A-2, evidencing the aggregate indebtedness of the Borrower to such Tranche A-2 Bank resulting from the Tranche A-2

Loan made by such Tranche A-2 Bank or acquired by such Tranche A-2 Bank from another Lender pursuant to Section 8.07.
     “Tranche A-3 Banks” has the meaning specified in Section 2.16.
     “Tranche A-3 Commitment” has the meaning specified in Section 2.16.
     “Tranche A-3 Facility” means the financing available under the Tranche A-3 Commitments.
     “Tranche A-3 Loan” has the meaning specified in Section 2.01(c).
     “Tranche A-3 Note” means a promissory note of the Borrower (pagaré) guaranteed (por aval) by the Subsidiary Guarantors payable to the order of any Tranche A-3 Bank, in substantially the form of Exhibit A-3, evidencing the aggregate indebtedness of the Borrower to such Tranche A-3 Bank resulting from the Tranche A-3 Loan made by such Tranche A-3 Bank or acquired by such Tranche A-3 Bank from another Lender pursuant to Section 8.07.
     “Tranche B Banks” has the meaning specified in the preamble hereto.
     “Tranche B Commitment” means, as to each Tranche B Bank, the obligation of such Tranche B Bank to make Tranche B Loans in an aggregate principal amount not to exceed the Peso Equivalent as of the Closing Date of the amount set forth opposite such Tranche B Bank’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche B Banks, the Tranche B Commitments.
     “Tranche B Facility” means the financing under the Tranche B Commitments.
     “Tranche B Final Principal Amount” has the meaning specified in Section 2.05(d).
     “Tranche B Loan” has the meaning specified in Section 2.01(d).
     “Tranche B Note” means a promissory note of the Borrower (pagaré) guaranteed (por aval) by the Subsidiary Guarantors payable to the order of any Tranche B Bank, in substantially the form of Exhibit B, evidencing the aggregate indebtedness of the Borrower to such Tranche B Bank resulting from the Tranche B Loan made by such Tranche B Bank or acquired by such Tranche B Bank from another Lender pursuant to Section 8.07.
     “Tranche C-1 Banks” has the meaning specified in the preamble hereto.
     “Tranche C-1 Commitment” means, as to each Tranche C-1 Bank, the obligation of such Tranche C-1 Bank to make Tranche C-1 Loans in an aggregate principal amount not to exceed the amount set forth opposite such Tranche C-1 Bank’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche C-1 Banks, the Tranche C-1 Commitments.
     “Tranche C-1 Facility” means the financing under the Tranche C-1 Commitments.
     “Tranche C-1 Final Principal Amount” has the meaning specified in Section 2.05(e).
     “Tranche C-1 Loan” has the meaning specified in Section 2.01(e).
     “Tranche C-1 Note” means a promissory note of the Borrower (pagaré) guaranteed (por aval) by the Subsidiary Guarantors payable to the order of any Tranche C-1 Bank, in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrower to such Tranche C-1 Bank resulting from the Tranche C-1 Loan made by such Tranche C-1 Bank or acquired by such Tranche C-1 Bank from another Lender pursuant to Section 8.07.
     “Tranche C-1 Prepayment Amount” has the meaning specified in Section 2.01(e).
     “Tranche C-2 Banks” has the meaning specified in the preamble hereto.
     “Tranche C-2 Commitment” means, as to each Tranche C-2 Bank, the obligation of such Tranche C-2 Bank to make Tranche C-2 Loans in an aggregate principal amount not to exceed the amount set forth opposite such Tranche C-2 Bank’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche C-2 Banks, the Tranche C-2 Commitments.
     “Tranche C-2 Facility” means the financing under the Tranche C-2 Commitments.
     “Tranche C-2 Final Principal Amount” has the meaning specified in Section 2.05(f).
     “Tranche C-2 Loan” has the meaning specified in Section 2.01(f).
     “Tranche C-2 Note” means a promissory note of the Borrower (pagaré) guaranteed (por aval) by the Subsidiary Guarantors payable to the order of any Tranche C-2 Bank, in substantially the form of Exhibit C-2, evidencing the aggregate indebtedness of the Borrower to such Tranche C-2 Bank resulting from the Tranche C-2 Loan made by such Tranche C-2 Bank or acquired by such Tranche C-2 Bank from another Lender pursuant to Section 8.07.
     “United States” or “U.S.” means the United States of America.
     “U.S. Dollars”, “U.S. $”, “Dollars” and “$” each mean the lawful currency of the United States.

     “U.S. GAAP” means the generally accepted accounting principles under applicable U.S. law.
     “USD Equivalent” means with respect to an amount of Mexican Pesos on any date, the amount that would result from the conversion of such Mexican Peso amount into Dollars on such date, as determined by the Administrative Agent using the Exchange Rate.
     “Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
     “Wholly-Owned Subsidiary” means, as to any Subsidiary of the Borrower incorporated in Mexico, each such Subsidiary in which the Borrower owns or controls, directly or indirectly, at least 97% of the capital stock of such Subsidiary and as to all other Subsidiaries, each Subsidiary in which the Borrower owns or controls, directly or indirectly, 100% of its capital stock; provided however, that each of Inversiones Nextel de Mexico, S.A. de C.V. and NII PCS, S.A. de C.V. shall be deemed to be Wholly-Owned Subsidiaries for so long as the Borrower owns or controls, directly or indirectly, at least 95% of the capital stock of such Subsidiary.
          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in Mexico consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) (“Mexican GAAP”).
          SECTION 1.04. Currency Determination. For the purposes of determining the amount outstanding in Pesos, the Peso Equivalent of the Dollar amount on the date of the determination shall be used. If any reference to any amount herein would include amounts in Dollars and in Pesos or to an amount in Dollars that is in fact in Pesos, such reference (whether or not it expressly so provides) shall be deemed to refer to the USD Equivalent.
ARTICLE II
AMOUNTS AND TERMS OF THE LOANS
          SECTION 2.01. The Loans (a) Subject to the terms and conditions hereof, each Tranche A-1 Bank severally agreed to make loans in U.S. Dollars (each referred to as a Tranche A Loan under the Original Agreement, and, under this Agreement, a “Tranche A-1 Loan”) to the Borrower on any Business Day during the Availability Period, in an amount not to exceed such Tranche A-1 Bank’s Tranche A-1 Commitment at such time and, as to all Tranche A-1 Banks, in an aggregate principal amount up to but not exceeding the aggregate total amount of all Tranche A-1 Commitments listed on Schedule I. The Tranche A-1 Facility consists of Tranche A-1 Loans, each such loan having been made simultaneously by the Tranche A-1 Banks ratably according to their Tranche A-1 Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. The Borrower acknowledges and agrees that the aggregate principal amount of the Tranche A-1 Loans outstanding on the date hereof is $123,840,000. On the Amendment Effective Date the principal amount of $19,440,000 of the Tranche A-1 Loans (the “Tranche A-1 Prepayment Amount”) will be repaid from proceeds of the Tranche A-2 Loans and the Borrower acknowledges and agrees that the aggregate principal amount of the Tranche A-1 Loans outstanding as of the Amendment Effective Date will be $104,400,000, which will be continued as a Tranche A-1 Loan on and after the Amendment Effective Date, and that it is obligated to pay Tranche A-1 Loans in accordance with the terms of this agreement.
          (b) Subject to the terms and conditions hereof, each Tranche A-2 Bank severally agrees to make loans in U.S. Dollars (each, a “Tranche A-2 Loan”) to the Borrower on any Business Day during the New Availability Period, in an amount not to exceed such Tranche A-2 Bank’s Tranche A-2 Commitment at such time and, as to all Tranche A-2 Banks, in an aggregate principal amount up to but not exceeding the aggregate total amount of all Tranche A-2 Commitments listed on Schedule I. The Tranche A-2 Facility shall consist of Tranche A-2 Loans, each such loan made simultaneously by the Tranche A-2 Banks ratably according to their Tranche A-2 Commitments at such time. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.
          (c) Subject to the terms and conditions hereof, each Tranche A-3 Bank severally agrees to make loans in U.S. Dollars (each, a “Tranche A-3 Loan”) to the Borrower on any Business Day which falls after an Increase Date provided such date falls at least 90 days prior to the scheduled Maturity Date for the Tranche A Loans during the period commencing on such Increase Date and ending 5 days thereafter (an “Increase Availability Period”), in an amount not to exceed such Tranche A-3 Bank’s Tranche A-3 Commitment at such time and, as to all Tranche A-3 Banks, in an aggregate principal amount up to but not exceeding the aggregate total amount of all Tranche A-3 Commitments in effect at such time. The Tranche A-3 Facility shall consist of Tranche A-3 Loans, each such loan made simultaneously by the Tranche A-3 Banks ratably according to their Tranche A-3 Commitments at such time. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.
          (d) Subject to the terms and conditions hereof, each Tranche B Bank severally agreed to make loans in Mexican Pesos (each, a “Tranche B Loan”) to the Borrower on any Business Day during the Availability Period, in an amount not to exceed such Tranche B Bank’s Tranche B Commitment at such time and, as to all Tranche B Banks, in an aggregate principal amount up to but not exceeding the Peso Equivalent of the aggregate total amount of all Tranche B Commitments listed on Schedule I. The Tranche B Facility consists of Tranche B Loans, each such loan made simultaneously by the Tranche B Banks ratably according to their Tranche B Commitments. Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed. The Borrower acknowledges and agrees that the aggregate principal amount of the Tranche B Loans outstanding as of the Amendment Effective Date is Ps$ 948,680,640, which will be continued as a Tranche B Loan on and after the Amendment Effective Date, and that it is obligated to pay Tranche B Loans in accordance with the terms of this agreement.

          (e) Subject to the terms and conditions hereof, each Tranche C-1 Bank severally agrees to make loans in Mexican Pesos (each referred to as a Tranche C Loan under the Original Agreement, and, under this Agreement, a “Tranche C-1 Loan”) to the Borrower on any Business Day during the Availability Period, in an amount not to exceed such Tranche C-1 Bank’s Tranche C-1 Commitment at such time and, as to all Tranche C-1 Banks, in an aggregate principal amount up to but not exceeding the Peso Equivalent of the aggregate total amount of all Tranche C-1 Commitments listed on Schedule I. The Tranche C-1 Facility consists of Tranche C-1 Loans, each such loan made simultaneously by the Tranche C Banks ratably according to their Tranche C-1 Commitments. Amounts borrowed under this Section 2.01(e) and repaid or prepaid may not be reborrowed. The Borrower acknowledges and agrees that the aggregate principal amount of the Tranche C-1 Loans outstanding on the date hereof is Ps$330,722,400. On the Amendment Effective Date the principal amount of Ps$263,522,400 of the Tranche C-1 Loans (the “Tranche C-1 Prepayment Amount”) will be repaid from proceeds of the Tranche C-2 Loans and the Borrower acknowledges and agrees that the aggregate principal amount of the Tranche C-1 Loans outstanding as of the amendment Effective Date will be Ps$67,200,000, which will be continued as a Tranche C-1 Loan on and after the Amendment Effective Date and that it is obligated to pay Tranche C-1 Loans in accordance with the terms of this agreement.
               (f) Subject to the terms and conditions hereof, each Tranche C-2 Bank severally agrees to make loans in Mexican Pesos (each, a “Tranche C-2 Loan”) to the Borrower on any Business Day during the New Availability Period, in an amount not to exceed such Tranche C-2 Bank’s Tranche C-2 Commitment at such time and, as to all Tranche C-2 Banks, in an aggregate principal amount up to but not exceeding the Peso Equivalent of the aggregate total amount of all Tranche C-2 Commitments listed on Schedule I. The Tranche C-2 Facility shall consist of Tranche C-2 Loans, each such loan made simultaneously by the Tranche C Banks ratably according to their Tranche C-2 Commitments. Amounts borrowed under this Section 2.01(f) and repaid or prepaid may not be reborrowed.
          SECTION 2.02. Making the Loans. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) in the case of Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans, and 11:00 A.M. (Mexico City time) in the case of Tranche B Loans, Tranche C-1 Loans and Tranche C-2 Loans, on the third Business Day prior to the date of the proposed Borrowing, in each case, by the Borrower to the Administrative Agent. Such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit D hereto, specifying therein (i) the requested date of the proposed Borrowing, (ii) the aggregate amount of such Borrowing under the Tranche A-1 Facility, provided that each such Borrowing shall be in the aggregate amount of U.S.$10,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof in the case of Tranche A-1 Loans, (iii) the aggregate amount of such Borrowing under the Tranche A-2 Facility, provided that each such Borrowing shall be in the aggregate amount of U.S.$10,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof in the case of Tranche A-2 Loans, (iv) the aggregate amount of such Borrowing under the Tranche A-3 Facility, provided that each such Borrowing shall be in the aggregate amount of U.S.$10,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof in the case of Tranche A-3 Loans, (v) the aggregate amount of such Borrowing under the Tranche B Facility, provided that each such Borrowing shall be in the aggregate amount of Ps$100,000,000 or an integral multiple of Ps$10,000,000 in excess thereof in the case of Tranche B Loans, (vi) the aggregate amount of such Borrowing under the Tranche C-1 Facility, provided that each such Borrowing shall be in the aggregate amount of Ps$100,000,000 or an integral multiple of Ps$10,000,000 in excess thereof in the case of Tranche C-1 Loans, (vii) the aggregate amount of such Borrowing under the Tranche C-2 Facility, provided that each such Borrowing shall be in the aggregate amount of Ps$100,000,000 or an integral multiple of Ps$10,000,000 in excess thereof in the case of Tranche C-2 Loans, and (viii) the proposed Interest Period for the Tranche A-1 Loans under the Tranche A-1 Facility or for the Tranche A-2 Loans under the Tranche A-2 Facility or for the Tranche A-3 Loans under the Tranche A-3 Facility contemplated by such proposed Borrowing. Each Lender shall, before 11:00 A.M. (New York City time) in the case of Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans, and 11:00 A.M. (Mexico City time) in the case of Tranche B Loans, Tranche C-1 Loans and Tranche C-2 Loans, on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Tranche A-1 Facility, Tranche A-2 Facility, Tranche A-3 Facility, Tranche B Facility , Tranche C-1 Facility or Tranche C-2 Facility, as the case may be, of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will promptly make such funds available to the Borrower by crediting the Borrower’s Account.
          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify all of the Lenders against any loss, cost or expense incurred by any of the Lenders as a result of any failure to fulfill on or before the date specified in a Notice of Borrowing the applicable conditions set forth in Article III and Section 2.16, as applicable, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any of the Lenders to fund a Loan when such Loan, as a result of such failure, is not made on such date. A certificate of the amount of such loss, cost or expense, submitted in good faith to the Borrower by any such Lender, shall be conclusive and binding for all purposes, absent manifest error.
          (c) On each Funding Date, the Administrative Agent shall make available to the Borrower only such amounts of the Loans that the Administrative Agent has received from each respective Lender.
          (d) The failure of any Lender to make any Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loans on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Tranche A-1 Loan, the Tranche A-2 Loan, the Tranche A-3 Loan, the Tranche B Loan, the Tranche C-1 Loan or the Tranche C-2 Loan, as the case may be, to be made by such other Lender on the date of any Borrowing.
          (e) Nothing contained herein shall be deemed to limit the Borrower’s rights against any defaulting Lender.
     SECTION 2.03. Fees. (a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent, for the account of each of the Lenders, on the last Business Day of each month during the Availability Period, on the last day of the Availability Period (the

“Commitment Termination Date”), and on the date of termination of the Lenders’ obligation to make loans pursuant to Section 6.01 or the permanent reduction to zero of the Commitments, a commitment fee in Dollars at a rate per annum of 1.0% of the average daily unused portion of the Commitments which will accrue on a daily basis from the Closing Date to the earlier to occur of the Commitment Termination Date and the date of termination of the Lenders’ obligation to make loans pursuant to Section 6.01 or the permanent reduction to zero of the Commitments.
          (b) Agency Fee. The Borrower shall pay to the Administrative Agent for its own account, and for the account of the Lead Arranger and Lenders, such fees in Dollars as specified in the commitment letter dated May 1, 2006 among the Borrower, the Administrative Agent, the Bookrunners and the Parent.
          (c) Upon payment by the Borrower of any fees provided hereunder and no later than 10 Business Days after such payments, the Administrative Agent shall deliver to the Borrower an invoice for such payments in accordance with all applicable tax and legal requirements.
     SECTION 2.04. Termination or Reduction of the Commitments. (a) Optional. The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of U.S.$5,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof in the case of Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans, and Ps$50,000,000 or an integral multiple of Ps$10,000,000 in excess thereof in the case of Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans.
          (b) Mandatory. (i) On the Business Day immediately following the last day of the Availability Period, the unused aggregate Tranche A-1 Commitments, Tranche B Commitments and Tranche C-1 Commitments of the Lenders shall be automatically and permanently terminated. (ii) On the Business Day immediately following the last day of the New Availability Period, the unused aggregate Tranche A-2 Commitments and Tranche C-2 Commitments of the Lenders shall be automatically and permanently terminated. (iii) On the Business Day following the last day of an Increase Availability Period the unused aggregate Tranche A-3 Commitments of the Lenders shall be automatically and permanently terminated.
     SECTION 2.05. Repayment. (a) The Borrower shall repay in Dollars to the Administrative Agent, for the ratable account of the Tranche A-1 Banks, on the Maturity Date the aggregate principal amount of the Tranche A-1 Loans outstanding on such date.
          (b) The Borrower shall repay in Dollars to the Administrative Agent, for the ratable account of the Tranche A-2 Banks, on the Maturity Date the aggregate principal amount of the Tranche A-2 Loans outstanding on such date.
          (c) The Borrower shall repay in Dollars to the Administrative Agent, for the ratable account of the Tranche A-3 Banks, on the Maturity Date the aggregate principal amount of the Tranche A-3 Loans outstanding on such date.

          (d) The Borrower shall repay in Pesos to the Administrative Agent, for the ratable account of the Tranche B Banks, the aggregate principal amount of the Tranche B Loans outstanding at the end of the Availability Period (the “Tranche B Final Principal Amount”) on the following dates and in the percentages indicated; provided that the final principal installment shall be in an amount equal to the principal amount of the Tranche B Loans outstanding on the date on which such final principal installment is due:

		Percentage
		of “Tranche
		B Final
	Installment	Principal
Due Date	No.	Amount”
October 27, 2006	1	4.167%
April 27, 2007	2	6.250%
October 27, 2007	3	6.250%
April 27, 2008	4	20.833%
October 27, 2008	5	20.833%
April 27, 2009	6	20.833%
October 27, 2009	7	20.834%
          (e) The Borrower shall repay in Pesos to the Administrative Agent, for the ratable account of the Tranche C-1 Banks, the aggregate principal amount of the Tranche C-1 Loans outstanding at the end of the Availability Period (the “Tranche C-1 Final Principal Amount”) on the following dates and in the percentages indicated; provided that the final principal installment shall be in an amount equal to the principal amount of the Tranche C-1 Loans outstanding on such date on which the final principal installment is due:

		Percentage
		of “Tranche
		C-1 Final
	Installment	Principal
Due Date	No.	Amount”
October 27, 2006	1	4.167%
April 27, 2007	2	6.250%
October 27, 2007	3	6.250%
April 27, 2008	4	20.833%
October 27, 2008	5	20.833%
April 27, 2009	6	20.833%
October 27, 2009	7	20.834%
          (f) The Borrower shall repay in Pesos to the Administrative Agent, for the ratable account of the Tranche C-2 Banks, the aggregate principal amount of the Tranche C-2 Loans outstanding at the end of the Availability Period (the “Tranche C-2 Final Principal Amount”) on

the following dates and in the percentages indicated; provided that the final principal installment shall be in an amount equal to the principal amount of the Tranche C-2 Loans outstanding on such date on which the final principal installment is due:

		Percentage
		of “Tranche
		C-2 Final
	Installment	Principal
Due Date	No.	Amount”
October 27, 2006	1	4.167%
April 27, 2007	2	6.250%
October 27, 2007	3	6.250%
April 27, 2008	4	20.833%
October 27, 2008	5	20.833%
April 27, 2009	6	20.833%
October 27, 2009	7	20.834%
          SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Tranche A-1 Loan, Tranche A-2 Loan, Tranche A-3 Loan, Tranche B Loan and Tranche C Loan, as the case may be, owing to each Lender from the date of such Tranche A-1 Loan or Tranche A-2 Loan or Tranche A-3 Loan or Tranche B Loan or Tranche C-1 Loan or Tranche C-2 Loan, as the case may be, until such principal amount shall be paid in full, at the following rates per annum:
     (i) Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans. Each Tranche A-1 Loan, each Tranche A-2 Loan and each Tranche A-3 Loan respectively shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal at all times during such Interest Period for such Tranche A-1 Loan, such Tranche A-2 Loan or such Tranche A-3 Loan to the sum of (x) the LIBO Rate determined for such Interest Period plus (y) the Applicable Margin, computed on the basis of a 360-day year for actual days elapsed, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Tranche A-1 Loan, Tranche A-2 Loan or such Tranche A-3 Loan shall be paid in full.
     (ii) Tranche B Loans. Each Tranche B Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal at all times during such Interest Period for such Tranche B Loan to the sum of (x) the Fixed Rate plus (y) the Applicable Margin computed on the basis of a 360-day year for actual days elapsed, payable in arrears on the last day of such Interest Period.
     (iii) Tranche C-1 Loans and Tranche C-2 Loans. Each Tranche C-1 Loan and each Tranche C-2 Loan respectively shall bear interest for each day during each Interest

Period with respect thereto at a rate per annum equal at all times during such Interest Period for such Tranche C-1 Loan or Tranche C-2 Loan to the sum of (x) the Floating Rate plus (y) the Applicable Margin computed on the basis of a 360-day year for actual days elapsed, payable in arrears on the last day of such Interest Period.
          (b) LIBO Rate and TIIE Rate Loans. The Borrower hereby agrees that interest rates for the Tranche A-1 Loans, Tranche A-2 Loans, Tranche A-3 Loans, Tranche C-1 Loans and Tranche C-2 Loans shall vary based on changes in the LIBO Rate or the TIIE Rate, as the case may be, in the manner described herein and consents to such adjustments, with such notices as are required in accordance herewith.
          (c) Default Interest. Upon the occurrence and during the continuance of any Event of Default, the Borrower shall pay interest (“Default Interest”) on the outstanding principal amount owing to each Lender, payable in arrears on the dates referred to in clause (a)(i), (a)(ii) or (a)(iii) above and on demand, at a rate per annum equal at all times (i) in the case of Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans, to 2% per annum above the rate per annum required to be paid on such Loan pursuant to clause (a)(i) above, (ii) in the case of the Tranche B Loans, to a rate equal to the TIIE Rate in effect at such time, plus the rate per annum required to be paid on such Loan pursuant to clause (a)(ii) above and (iii) in the case of the Tranche C-1 Loans and Tranche C-2 Loans, to a rate equal to the TIIE Rate in effect at such time, plus the rate per annum required to be paid on such Loan pursuant to clause (a)(iii) above.
     SECTION 2.07. Interest Rate Determination. With respect to the Tranche A-1 Loans, the Tranche A-2 Loans and the Tranche A-3 Loans, if the Required Lenders determine that the LIBO Rate for any Interest Period for any such loan will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Tranche A-1 Loans, Tranche A-2 Loans and/or Tranche A-3 Loans as the case may be, for such Interest Period, such Required Lenders shall forthwith so notify the Administrative Agent. During the 15 days next succeeding the giving of such notice, the Borrower and the Administrative Agent shall negotiate in good faith in order to arrive at a mutually satisfactory interest rate which shall be applicable during such Interest Period to such Loan. If within such 15-day period, the Borrower and the Administrative Agent agree in writing upon an alternative interest rate, such rate shall be effective from the commencement of such Interest Period. If the Borrower and the Administrative Agent fail to agree upon such an alternative interest rate within such 15-day period, the interest rate during such Interest Period applicable to such loan effective from the commencement of such Interest Period shall be such rate as the Administrative Agent shall determine (in a certificate delivered by the Administrative Agent to the Borrower setting forth the basis of the computation of such amount, which certificate shall be conclusive and binding for all purposes, absent manifest error) to be necessary to compensate the Lender for its cost of obtaining (in good faith and using commercially reasonable efforts to minimize the interest cost to the Borrower) as of the commencement of such Interest Period funds for such Interest Period in an amount equal to the principal amount of such Tranche A-1 Loan, such Tranche A-2 Loan and/or such Tranche A-3 Loan as the case may be, plus the Applicable Margin. The Administrative Agent shall notify the Borrower of each such determination as promptly as practicable.

     SECTION 2.08. Prepayments. (a) Optional. The Borrower may, upon at least five Business Days’ notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, the Borrower shall, prepay the outstanding principal amount of the Tranche A-1 Loans, the Tranche A-2 Loans, the Tranche A-3 Loans, the Tranche B Loans, the Tranche C-1 Loans or the Tranche C-2 Loans, as the case may be, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of the Tranche A-1 Loans, the Tranche A-2 Loans or the Tranche A-3 Loans shall be in an aggregate principal amount of U.S. $20,000,000, or an integral multiple of U.S. $5,000,000 in excess thereof, or in the case of the Tranche B Loans, the Tranche C-1 Loans or the Tranche C-2 Loans, an aggregate principal amount of Ps$200,000,000 or an integral multiple of Ps$50,000,000 in excess thereof and (y) the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c). Prepayments of Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans shall be made ratably with respect to the Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans. Each principal portion of any prepayment of a Tranche B Loan, Tranche C-1 Loan or a Tranche C-2 Loan shall be applied to the principal installments due hereunder in inverse order of maturity; provided further that in the case of the prepayment of any Tranche B Loan, the Borrower shall pay on the date of such prepayment all break funding costs previously evidenced to the Borrower in reasonable detail by the relevant Tranche B Bank; provided that, the basis for the calculation of any amounts that any Tranche B Bank is entitled to receive pursuant to this proviso shall be the present value, calculated as of the scheduled prepayment date, of the future payments on such Tranche B Loan through maturity of such Loan, at a discount rate (the “Discount Rate”) equal to the rate determined by the Administrative Agent in consultation with the Tranche B Banks pursuant to the derivatives transactions evaluation model in the market, which takes into account financial market practice and the standard rules applied by Banco de México, as such methodology is described on Schedule 2.08(a); provided, however:
     (i) in the event that the Borrower does not agree with the amount that such Tranche B Bank is entitled to receive as determined pursuant to the methodology referred to above, the Borrower shall within two Business Days of notice of such amount, send a notice to such Tranche B Bank indicating the specific reasons for its disagreement. Such Tranche B Bank shall then select a Substitute Evaluation Agent to calculate the amount that such Tranche B Bank is entitled to receive using the same methodology previously described to the Borrower by such Tranche B Bank. A certificate of the amount of payment determined by the Substitute Evaluation Agent shall be conclusive and binding for all purposes, absent manifest error; and
     (ii) if the Borrower objects to the payment amount determined by such Tranche B Bank and by the Substitute Evaluation Agent or fails to pay such amount on the prepayment date, the Borrower shall not have the right to prepay such Tranche B Loan.
            (b) Mandatory. The Borrower shall, upon the occurrence of the Borrower ceasing to be Controlled by the Parent, prepay the aggregate principal amount of the Loans outstanding at such time.

             (c) Tranche A-1 and Tranche C-1 Prepayments on the Amendment Effective Date. On the Amendment Effective Date, the Tranche A-1 Loans and the Tranche C-1 Loans shall be prepaid in an amount equal to the Tranche A-1 Prepayment Amount and the Tranche C-1 Prepayment Amount respectively.
          SECTION 2.09. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) after the date of this Agreement, there shall be any increase in the cost to any of the Lenders of agreeing to make or making, funding or maintaining its Tranche A-1 Loans, Tranche A-2 Loans, Tranche A-3 Loans, Tranche B Loans, Tranche C-1 Loans or Tranche C-2 Loans, as the case may be, (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern), and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by any of the Lenders, pay to such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted in good faith to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.
             (b) If any of the Lenders determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority enacted after the date of this Agreement (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender, the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder. A certificate as to such amounts submitted to the Borrower by such Lender in good faith, shall be conclusive and binding for all purposes, absent manifest error.
          SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any of the Lenders determines in good faith that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any of the Lenders or its Applicable Lending Office to perform its obligations hereunder to make Tranche A-1 Loans, Tranche A-2 Loans, Tranche A-3 Loans, Tranche B Loans, Tranche C-1 Loans or Tranche C-2 Loans, as the case may be, or to fund or maintain any Loans to be made by it hereunder, such Lender shall forthwith give notice thereof to the Borrower and the Administrative Agent, whereupon (a) until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Tranche A-1 Loans, Tranche A-2 Loans, Tranche A-3 Loans, Tranche B Loans, Tranche C-1 Loans or Tranche C-2 Loans, as the case may be, shall be suspended and (b) if such Lender shall so request in such notice, the Borrower shall within 15 (fifteen) days of such notice, unless such law, regulation, central bank or governmental authority requires that prepayment shall occur immediately, prepay in full the then outstanding principal amount of such Tranche A-1 Loan, Tranche A-2 Loan, Tranche A-3 Loan,Tranche B Loan, Tranche C-1 Loan or Tranche C-2 Loan, as the case may be, together with accrued interest thereon. If it is lawful for such Lender to maintain any such Loan through the last day of the Interest Period then applicable to such Loan, such prepayment shall be due on such last day.
          SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) in the case of Tranche A-1 Loans, Tranche A-2 Loans or Tranche A-3 Loans, and 11:00 A.M. (Mexico City time) in the case of either the Tranche B Loans, the Tranche C-1 Loans or the Tranche C-2 Loans, on the day when due (i) in the case of the Tranche A-1 Loans, the Tranche A-2 Loans or Tranche A-3 Loans, in U.S. Dollars and in the case of either the Tranche B Loans, the Tranche C-1 Loans or the Tranche C-2 Loans, in Pesos, in all cases to the Administrative Agent, for the account of each of the Lenders, at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to such Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.
              (b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or, in the case of a Lender, under the Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, held by such Lender, to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.
              (c) All computations of interest based on the LIBO Rate, the TIIE Rate, the Fixed Rate and of facility fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or facility fees are payable. The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error. All prepayments of principal shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.
          (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of any Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
          (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate in the case of Tranche A-1 Loans, Tranche A-2 Loans and Tranche A-3 Loans, and the TIIE Rate in the case of Tranche B Loans, Tranche C-1 Loans and Tranche C-2 Loans.
          (f) At the request of the Borrower, each Lender which is a Mexican Financial Institution shall deliver to the Borrower an invoice for any interest payments, including Default Interest made hereunder, which invoice shall be issued in accordance with all applicable tax and legal requirements.
     SECTION 2.12. Taxes. (a) Any and all payments by the Borrower under the Loan Documents or any other documents to be delivered thereunder shall be made, in accordance with this Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent or any of the Lenders, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Administrative Agent or any of the Lenders is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Administrative Agent or any of the Lenders’ Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments under the Loan Documents being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any of the Loan Documents, or any other documents to be delivered thereunder to the Administrative Agent or any of the Lenders, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such deductions been made (provided, however, that no such additional amounts shall be payable in respect of any taxes imposed by reason of the Administrative Agent or any Lender’s failure to comply with Section 2.12(d), in excess of the additional amounts that would have been payable had the Administrative Agent or any Lender complied with such Section), (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).
          (c) The Borrower shall indemnify the Administrative Agent or any of the Lenders for and hold them harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12) imposed on or paid by the Administrative Agent or any of the Lenders and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Administrative Agent or any Lender (as the case may be) makes written demand therefor.
          (d) Each Lender that is not a Mexican Financial Institution or an Export Credit Agency hereby represents to the Borrower as of the date hereof that it is a foreign financial institution registered with the Registry of Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds (Registro de bancos, entidades de financiamiento, fondos de pensiones y jubilaciones y fondos de inversión del extranjero) maintained by the Ministry of Finance for purposes of Article 195- I, subsection a), item 2 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta)(or any successor provisions) and that it is a resident (or its principal office is a resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico. The Borrower shall not be obligated to pay the Administrative Agent or any Lender (that is not a Mexican Financial Institution) any amounts described in Section 2.12(a) in respect of Taxes that would not have been imposed but for the failure of the Administrative Agent or such Lender (that is not a Mexican Financial Institution) (i) prior to the last day of the first Interest Period (a) to be registered (or, with respect to any bank or other financial institution which becomes a Lender pursuant to Section 8.07, on the date such bank or other financial institution becomes a Lender) with the Ministry of Finance as a foreign financial institution for purposes of Article 195-I subsection a), item 2 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provisions and the regulations thereunder and (b) to be a resident (or to have the principal offices of such Lender be a resident, if such Lender lends through a branch or agency) for tax purposes of a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation, (ii) to use its reasonable efforts (consistent with legal and regulatory restrictions) to maintain its registration with the Ministry of

Finance as a foreign financial institution for purposes of Article 195-I subsection a), item 2 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) or any successor provisions and the regulations thereunder, if the making of such filing would not, in the reasonable judgment of such Lender, be materially disadvantageous to such Lender or (iii) following a reasonable request of the Borrower upon 60 days’ written notice (unless a lesser period is reasonable under the circumstances), to complete and file with the appropriate Governmental Authority, such forms, certificates or documents (collectively, “Forms”) prescribed by law, rule or regulation enacted or issued by Mexico, or by a double taxation treaty to which Mexico is a party and which is in effect, that are necessary to avoid or reduce such Taxes pursuant to provisions of any law, rule or regulation enacted or issued by Mexico, or a double taxation treaty to which Mexico is a party and which is in effect (provided that (i) such Lender shall be under no obligation to provide any information to the Borrower which such Lender deems, in such Lender’s judgment, to be confidential, (ii) such Lender or the Administrative Agent is legally entitled to complete, execute and deliver such Forms, (iii) the completion, execution and delivery of such Forms will not result, in the good faith, reasonable determination of such Lender or the Administrative Agent, made in writing to the Borrower, in the imposition on such Lender or the Administrative Agent of (1) any additional material legal or regulatory burden or (2) any additional material out-of-pocket costs or (3) any other material adverse consequences). Promptly upon written request by the Borrower, each Lender (that is not a Mexican Financial Institution or an Export Credit Agency) shall provide to the Borrower, to the extent it is so registered, evidence of its tax registration with the Ministry of Finance, in effect at the time of such request, in connection with Article 195-I subsection a), item 2 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and the regulations thereunder. For purposes of Section 2.12(d) (i) (b), the parties hereto hereby agree that if the Mexican Ministry of Finance or any other competent Mexican Governmental Authority determines, by means of a written resolution to such effect, or if the Borrower has reasonable grounds to believe, based on an opinion of counsel of recognized standing delivered to the Administrative Agent, that the Mexican withholding tax regime applicable to the branches or agencies of a Lender (that is not a Mexican Financial Institution or an Export Credit Agency) is different from the tax regime that would be applicable to the principal office of a Lender (that is not a Mexican Financial Institution or an Export Credit Agency), then the Borrower shall be entitled to request the relevant Lender, and the relevant Lender shall use its reasonable efforts to change its Applicable Lending Office to a jurisdiction with which Mexico shall have entered into a treaty for the avoidance of double taxation, and if the Lender (that is not a Mexican Financial Institution or an Export Credit Agency) shall fail to do so within a sixty (60) day period, the Borrower would be entitled to (x) prepay the Loans of such Lender in accordance with the prepayment terms contemplated herein (without the relevant Lender being obligated to observe the sharing provisions referred to in Section 2.09) or (y) cause a Lender or third party to purchase the relevant Loan, at par plus accrued and unpaid interest to such date plus any applicable funding breakage costs set forth in Section 2.02.
          (e) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent for its own account or for the account of such Lender, as the case may be, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of the Borrower, if the Borrower determines that no Taxes or Other Taxes are payable in respect thereof, the Borrower shall, at the request of the Administrative Agent or any of the Lenders, furnish, or cause the payor to furnish, to the Administrative Agent or such Lender, as the case may be, an opinion of counsel acceptable to the Administrative Agent or such Lender stating that such payment is exempt from Taxes or Other Taxes.
          (f) The obligations of the Borrower contained in this Section 2.12 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable under the Loan Documents.
          (g) In the event that an additional payment is made under this Section 2.12 (a), (b) or (c) for the account of any Lender and such Lender, in its sole discretion, determines that it has finally and irrevocably received or been granted a credit against or release or remission for, or repayment of, any tax paid or payable by it in respect of or calculated with reference to the deduction or withholding giving rise to such payment, such Lender shall, to the extent that it determines that it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Borrower such amount as such Lender shall, in its sole discretion, have determined to be attributable to such deduction or withholding and which will leave such Lender (after such payment) in no worse position than it would have been in if the Borrower had not been required to make such deduction or withholding, provided that the Borrower, upon the request of such Lender agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the such Lender in the event such Lender is required to repay such refund to such Governmental Authority. Nothing herein contained shall interfere with the right of a Lender to claim any tax credit or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled.
          (h) Each Lender, other than a Mexican Financial Institution or an Export Credit Agency, from time to time, but at least 10 Business Days before the next succeeding date upon which a payment is due hereunder, will notify the Borrower if such Lender fails to maintain residency requirements as provided in Section 2.12(d) hereof.
     SECTION 2.13. Use of Proceeds. The proceeds of the Loans shall be available (and the Borrower agrees that it shall use such proceeds) for the Borrower’s general corporate purposes, including spectrum acquisition and capital expenditures.
     SECTION 2.14. Notes. (a) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche A-1 Bank (i) one or more duly executed promissory note(s) (pagaré) of the Borrower guaranteed (por aval) by the Subsidiary Guarantors, dated the relevant Funding Date evidencing such Tranche A-1 Loan made on such Funding Date by such Tranche A-1 Bank, substantially in the form of Exhibit A-1 (each, a “Tranche A-1 Note” and, collectively, the “Tranche A-1 Notes”), payable to the order of such Tranche A-1 Bank and in a principal amount equal to such Tranche A-1 Loan made on such Funding Date.
          (b) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche A-2 Bank (i) one or more duly executed promissory note(s) (pagaré) of the Borrower guaranteed (por aval) by the Subsidiary Guarantors, dated the relevant Funding Date evidencing such Tranche A-2 Loan made on such Funding Date by such Tranche A-2 Bank, substantially in the form of Exhibit A-2 (each, a “Tranche A-2 Note” and, collectively, the “Tranche A-2 Notes”), payable to the order of such Tranche A-2 Bank and in a principal amount equal to such Tranche A-2 Loan made on such Funding Date.
          (c) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche A-3 Bank (i) one or more duly executed promissory note(s) (pagaré) of the Borrower guaranteed (por aval) by the Subsidiary Guarantors, dated the relevant Funding Date evidencing such Tranche A-3 Loan made on such Funding Date by such Tranche A-3 Bank, substantially in the form of Exhibit A-3 (each, a “Tranche A-3 Note” and, collectively, the “Tranche A-3 Notes”), payable to the order of such Tranche A-3 Bank and in a principal amount equal to such Tranche A-3 Loan made on such Funding Date.
          (d) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche B Bank one or more duly executed promissory note(s) (pagaré) of the Borrower guaranteed (por aval) by the Subsidiary Guarantors, dated the relevant Funding Date evidencing such Tranche B Loan made on such Funding Date by such Tranche B Bank, substantially in the form of Exhibit B (each, a “Tranche B Note” and, collectively, the “Tranche B Notes”), payable to the order of such Tranche B Bank and in a principal amount equal to such Tranche B Loan made on such Funding Date.
          (e) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche C-1 Bank one or more duly executed promissory note(s) (pagaré) of the Borrower guaranteed (por aval) by the Subsidiary Guarantors, dated the relevant Funding Date evidencing such Tranche C-1 Loan made on such Funding Date by such Tranche C-1 Bank, substantially in the form of Exhibit C-1 (each, a “Tranche C-1 Note” and, collectively, the “Tranche C-1 Notes”), payable to the order of such Tranche C Bank and in a principal amount equal to such Tranche C Loan made on such Funding Date.
          (f) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche C-2 Bank one or more duly executed promissory note(s) (pagaré) of the Borrower guaranteed (por aval) by the Subsidiary Guarantors, dated the relevant Funding Date evidencing such Tranche C-2 Loan made on such Funding Date by such Tranche C-2 Bank, substantially in the form of Exhibit C-2 (each, a “Tranche C-2 Note” and, collectively, the “Tranche C-2 Notes” and, together with the Tranche A-1 Notes, the Tranche A-2 Notes, the Tranche A-3 Notes, the Tranche B Notes and the Tranche C-1 the “Notes”), payable to the order of such Tranche C-2 Bank and in a principal amount equal to such Tranche C-2 Loan made on such Funding Date.
          (g) Promptly upon (i) substitution of the LIBO Rate in accordance with the provisions of Section 2.07 hereof and/or (ii) the election of the Borrower to change the duration of an Interest Period for a Tranche A-1 Loan in accordance with the terms set forth in this Agreement, the Borrower and each Subsidiary Guarantor (por aval) shall execute and deliver to the Administrative Agent for the account of each Tranche A-1 Bank, at the Administrative Agent’s request, in exchange for the Notes evidencing the relevant Loans of such Tranche A-1 Bank theretofore delivered to such Tranche A-1 Bank, a new Tranche A-1 Note in substantially the form of Exhibit A-1 payable to such Tranche A-1 Bank, dated the date of such Tranche A-1 Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Tranche A-1 Note and otherwise duly completed.
          (h) Promptly upon (i) substitution of the LIBO Rate in accordance with the provisions of Section 2.07 hereof and/or (ii) the election of the Borrower to change the duration of an Interest Period for a Tranche A-2 Loan in accordance with the terms set forth in this Agreement, the Borrower and each Subsidiary Guarantor (por aval) shall execute and deliver to the Administrative Agent for the account of each Tranche A-2 Bank, at the Administrative Agent’s request, in exchange for the Notes evidencing the relevant Loans of such Tranche A-2 Bank theretofore delivered to such Tranche A-2 Bank, a new Tranche A-2 Note in substantially the form of Exhibit A-2 payable to such Tranche A-2 Bank, dated the date of such Tranche A-2 Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Tranche A-2 Note and otherwise duly completed.
          (i) Promptly upon (i) substitution of the LIBO Rate in accordance with the provisions of Section 2.07 hereof and/or (ii) the election of the Borrower to change the duration of an Interest Period for a Tranche A-3 Loan in accordance with the terms set forth in this Agreement, the Borrower and each Subsidiary Guarantor (por aval) shall execute and deliver to the Administrative Agent for the account of each Tranche A-3 Bank, at the Administrative Agent’s request, in exchange for the Notes evidencing the relevant Loans of such Tranche A-3 Bank theretofore delivered to such Tranche A-3 Bank, a new Tranche A-3 Note in substantially the form of Exhibit A-3 payable to such Tranche A-3 Bank, dated the date of such Tranche A-3 Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Tranche A-3 Note and otherwise duly completed.
     SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than (i) as a result of an assignment pursuant to Section 8.07 or (ii) payments made pursuant to Section 2.08(c)) (a) on account of Obligations due and payable to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the Notes at such time obtained by all of the Lenders at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such

Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. For the purposes of this Section 2.15, the respective ratable shares shall be determined by the Administrative Agent by converting the Tranche B Loans, the Tranche C-1 Loans and the Tranche C-2 Loans into Dollars based on the USD Equivalent thereof as of the Closing Date. The Borrower agrees that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Borrower in the amount of such interest or participating interest, as the case may be.
     SECTION 2.16. Tranche A-3 Commitments (a) The Borrower may, at any time but in any event not more than once in any calendar year, prior to the Maturity Date for the Tranche A Loans, by notice to the Administrative Agent, request that the Lenders make a further commitment in the aggregate amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”, and the sum of all Commitment Increases at any given time being the “Tranche A-3 Commitments”) to be effective as of a date that is at least 90 days prior to the scheduled Maturity Date for the Tranche A Loans then in effect (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided however that on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.
          (b) The Administrative Agent shall promptly notify the Lenders of a request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date (which shall be earlier than the Increase Date) by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.
          (c) Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Tranche A-3 Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.
          (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.16(b) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Tranche A-3 Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.16(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:
     (i) an opinion of counsel for the Borrower, in substantially the form of Exhibit H hereto;
     (ii) an assumption agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and
     (iii) confirmation from each Increasing Lender of the increase in the amount of its Tranche A-3 Commitment in a writing reasonably satisfactory to the Borrower and the Administrative Agent.
          On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.16(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender (together, the “Tranche A-3 Banks”) shall, before 2:00 P.M. (New York City time) on the Increase Date, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Tranche A-3 Commitment as a percentage of the aggregate Tranche A-3 Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Tranche A-3 Commitment as a percentage of the aggregate Tranche A-3 Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Tranche A-1 Commitment as a percentage of the aggregate Tranche A-1 Commitments). After the Administrative Agent’s receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective Applicable Lending Offices in an amount to each other Lender such that the aggregate amount of the outstanding Tranche A-3 Loans owing to each Lender after giving effect to such distribution equals such Lender’s ratable portion of the Borrowings then outstanding (calculated based on its Tranche A-3 Commitment as a percentage of the aggregate Tranche A-3 Commitments).
ARTICLE III
CONDITIONS TO EFFECTIVENESS AND LENDING
          SECTION 3.01. Conditions Precedent to Effectiveness of this Amendment and Restatement This Amendment and Restatement shall become effective, on and as of the first date (the “Amendment Effective Date”) on which the following conditions precedent have been satisfied or waived by the Administrative Agent and each of the Lenders; provided that such date occurs on or before June 30, 2006::
     (a) There shall have occurred no circumstance, event or occurrence since December 31, 2005 that would be reasonably likely to have a Material Adverse Effect.
     (b) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to any of the Lenders) and shall remain in effect, and no law or regulation shall be applicable, in the reasonable judgment of any of the Lenders, that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.
     (c) There shall exist no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of their Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect other than the matters described on Schedule 3.01(c) hereto (the “Disclosed Litigation”) or (ii) purports to affect the legality, validity or enforceability of any Loan Documents or the consummation of the transactions contemplated hereby or thereby, and there shall have been no adverse change in the status, or financial effect on any Loan Party or any of their Subsidiaries, of the Disclosed Litigation from that described on Schedule 3.01(c) hereto.
     (d) The Borrower shall have paid all accrued and documented fees and out-of-pocket expenses of the Administrative Agent and the Bookrunners (including the fees and expenses of counsel to the Administrative Agent and the Bookrunners) as of the Amendment Effective Date, as contemplated in the commitment letter among the Borrower, the Administrative Agent, the Bookrunners and the Parent, dated May 1, 2006.
     (e) On the Amendment Effective Date, the following statements shall be true and the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower, dated the Amendment Effective Date, stating that:
     (i) the representations and warranties contained in Section 4.01 and Section 6 of the Subsidiary Guaranty are true and correct as of such date, and all related Schedules have been delivered and such schedules are accurate and complete in all respects as of such date; and
     (ii) no Default or Event of Default has occurred and is continuing as of the Amendment Effective Date or would occur upon giving effect to amendments contemplated hereby.
     (f) The Administrative Agent shall have received on or before the Amendment Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:
     (i) A subsidiary guaranty, in substantially the form of Exhibit F hereto, duly executed by each Subsidiary Guarantor.
     (ii) Certified audited Consolidated Balance Sheet of the Borrower as of December 31, 2005 and the related Consolidated Statements of Income and Cash Flows of the Borrower for the fiscal year then ended, and the unaudited quarterly Consolidated Balance Sheets of the Borrower as of March 31, 2006 and the related Consolidated Statements of Income and Cash Flows of the Borrower for the fiscal quarter then ended (collectively, the “Borrower Financial Statements”).
     (iii) The Parent’s Annual Report for the year ended December 31, 2005 on Form 10-K, and Quarterly Reports on Form 10-Q for the period ended March 31, 2006, filed with the United States Security and Exchange Commission (collectively, the “Parent Financial Statements”).
     (iv) Copies of the (A) resolutions of the Board of Directors and/or Shareholders of each Loan Party approving this Amendment and Restatement and the Subsidiary Guaranty, (B) the current by-laws (estatutos sociales) of each Loan Party as in effect on the date the resolutions specified in clause (A) were adopted, (C) a power of attorney authorizing the relevant officers of each Loan Party to execute this Agreement, the Subsidiary Guaranty and any other document pertaining to the same and (D) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Subsidiary Guaranty and a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the absence of any change or amendment to the by-laws (estatutos sociales) of each Loan Party since the date the resolutions specified in clause (A) were adopted.
     (v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party or is to be a party and the other documents to be delivered hereunder.
     (vi) A letter from the Process Agent indicating its acceptance of the appointment by each Loan Party pursuant to Section 8.11, and a Mexican law notarized power of attorney of such Loan Party appointing such Process Agent as the attorney-in-fact.
     (vii) A favorable opinion of Williams Mullen, New York counsel for the Loan Parties, satisfactory in form and substance to the Administrative Agent and each of the Lenders.
     (viii) A favorable opinion of Gallástegui y Lozano, S.C., Mexican counsel for the Loan Parties, satisfactory in form and substance to the Administrative Agent and each of the Lenders.
     (ix) A favorable opinion of Shearman & Sterling LLP, New York counsel for the Administrative Agent and each of the Lenders, satisfactory in form and substance to the Administrative Agent and each of the Lenders.
     (x) A favorable opinion of Ritch Mueller, S.C., Mexican counsel for the Administrative Agent and each of the Lenders, satisfactory in form and substance to the Administrative Agent and each of the Lenders.
     (xi) A Note or Notes of the Borrower guaranteed (por aval) by the Subsidiary Guarantors to the order of each Lender dated the relevant Funding Date and reflecting such Loan or Loans made by such Lender which are outstanding as at the Amendment Effective Date.
     (xii) A Master Assignment and Assumption Agreement, duly executed by the Borrower, the Administrative Agent and all Assignors and Assignees (as defined therein).
          SECTION 3.02. Conditions Precedent to Each Borrowing and Each Commitment Increase. The obligation of the Lenders to make Loans on the occasion of each Borrowing and to issue a Commitment Increase shall be subject to the conditions precedent that on the date of such Borrowing (each, a “Funding Date”) or on the applicable Increase Date (a) the following statements shall be true (and each of the giving of a Notice of Borrowing, the request for a Commitment Increase and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that, on the date of such Notice of Borrowing and on the date of such Borrowing and applicable Increase Date, such statements are true):
     (i) the representations and warranties made by the Borrower hereunder as set forth in Section 4.02 and by each Loan Party in or pursuant to each Loan Document to which it is or is to be a party and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to any Loan Document are true and correct on and as of such date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except for those representations and warranties that are expressly made only as of an earlier date), and

   (ii) no event has occurred and is continuing, or would result from such Borrowing or from the application of the proceeds therefrom or applicable Commitment Increase, that constitutes a Default.
          (b) The Administrative Agent shall have received a Notice of Borrowing as required by Section 2.02.
          (c) The Administrative Agent shall have received a Note or Notes of the Borrower guaranteed (por aval) by the Subsidiary Guarantors to the order of each Lender reflecting the Loan or Loans made by such Lender with respect to such Funding Date and the Commitment Increase of each Increasing Lender and Assuming Lender.
          (d) The Administrative Agent shall have received such other approvals, opinions or documents as the Administrative Agent or any of the Lenders may reasonably request.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:
     (a) Each Loan Party is a limited liability corporation with variable capital (sociedad anónima de capital variable) duly existing and legally incorporated under the laws of Mexico and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.
     (b) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party and the consummation of the transactions contemplated thereby, (i) are within each Loan Party’s corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) the by-laws (estatutos sociales) of such Loan Party or (B) any law, regulation or any material contractual obligation binding on or affecting such Loan Party (including, without limitation, any contractual obligation involving payment obligations in excess of U.S. $10,000,000 or the Peso Equivalent thereof) with respect to such Loan Party and (ii) do not result in the imposition of any Lien on any asset of such Loan Party.
     (c) No authorization or approval or other action by, or notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document (other than filings that such Loan Party is required to make, for tax purposes, with the Ministry of Finance, all of which have been duly made or obtained).
     (d) This Agreement and the Subsidiary Guaranty have been, and each of the Notes when delivered hereunder will have been, duly executed and delivered by each Loan Party which is party thereto. This Agreement and the Subsidiary Guaranty are, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party enforceable against such Loan Party which is party thereto in accordance with its terms.
     (e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2006, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Lender, are complete and correct and fairly present, subject, in the case of said balance sheet as at March 31, 2006, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with Mexican GAAP. Since December 31, 2005, there has been no Material Adverse Change.
     (f) There is no pending or to the best knowledge of the Borrower or its Material Subsidiaries, threatened action, suit, investigation, litigation or proceeding (including, without limitation, any Environmental Action) affecting any Loan Party or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) if adversely determined, would be likely to have a Material Adverse Effect, except as disclosed in Schedule 3.01(c) or (ii) purports to affect the legality, validity or enforceability of any Loan Documents, or the consummation of the transactions contemplated hereby.
     (g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of the Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.
     (h) Each Loan Party and each of their respective Subsidiaries has filed, has caused to be filed or has been included in all tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all taxes, assessments, fees, related liabilities and other charges (including interest and penalties) due with respect to the years covered by such returns, except where such taxes or liabilities are being contested in good faith and by proper proceedings.
     (i) Each Loan Party and each of their respective Subsidiaries is in material compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities (including, without limitation, all governmental licenses, certificates, permits, franchises and other governmental authorizations and approvals (including, without limitation, the Concession Titles) necessary to the ownership of its properties or to the conduct of its business, Environmental Laws, and laws with respect to social security and pension fund obligations, final judgments and court orders.)
     (j) Set forth on Schedule 4.01(j) hereto is a complete and accurate list of all Material Contracts of the Borrower and its Subsidiaries, entered into after October 27, 2004 showing as of the date hereof the parties, subject matter and term thereof. Each such Material Contract has been duly authorized, executed and delivered by all parties thereto, has not been amended or otherwise modified in any material respect, is in full force and effect and is binding upon and enforceable against all parties thereto in accordance with its terms, and there exists no default by the Borrower under or with respect to any of its material contractual obligations in any Material Contract that could reasonably be expected to have a Material Adverse Effect.
     (k) To the best of any Loan Party’s knowledge, no income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Mexico, imposed, assessed, levied or collected by Mexico or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution, delivery, performance, enforcement or admissibility into evidence of any Loan Document or (ii) on any payment to be made by any Loan Party pursuant to any Loan Document other than withholding taxes payable by any Loan Party pursuant to any Loan Document on payments of interest, commissions and fees, made by any Loan Party to a non resident of Mexico for tax purposes.
     (l) Each Loan Party is subject to civil and commercial law with respect to its obligations under each Loan Document to which it is party, and the execution, delivery and performance by such Loan Party of each Loan Document to which it is party constitute private and commercial acts (jure gestionis acts) rather than public or governmental acts (jure imperii acts). None of the Loan Parties or any of their Subsidiaries or any of their respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Mexico. Each Loan Party’s choice of governing law as New York law and its consent to submission to the jurisdiction of New York federal and state courts under the Loan Documents is legal, valid and binding under Mexican Law.
     (m) The obligations of the Borrower and each of its Subsidiaries under the Loan Documents constitute direct, unconditional, unsubordinated and unsecured obligations of the Borrower and its Subsidiaries and do rank and will rank pari passu in priority of payment and in all other respects with all other present and future senior unsecured Debt of the Borrower and such Subsidiaries.
     (n) Each Loan Document is in proper legal form under the law of Mexico for the enforcement thereof against each Loan Party which is party thereto under the law of Mexico; and to ensure the legality, validity, enforceability or admissibility in evidence of each such Loan Document in Mexico it is not necessary that any such Loan Document or any other document be registered, filed or recorded with any court or other authority in Mexico or that any stamp or similar tax be paid on or in respect of any Loan Document, except that in the event that any legal proceedings with respect to any Loan Document are brought in the courts of Mexico, a Spanish translation of the document required in such proceedings prepared by a Mexican court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of such translation, and the proceedings would thereafter be based upon the translated documents. Any judgment against any Loan Party of a state or United States federal court in the State of New York, United States is capable of being enforced in the courts of Mexico; except that if any legal proceedings for the enforcement of such judgment are brought in the courts of Mexico, a Spanish translation of such judgment prepared by a Mexican court-approved translator would have to be approved by the court after the defendant has been given an opportunity to be heard with respect to the accuracy of the translation, and the proceedings would thereafter be based on the translated judgment. There is no requirement for the Administrative Agent, nor any Lender, to be licensed or qualified with any governmental authority solely by reason of the execution and performance of the Loan Documents.
     (o) The Borrower, a nonbank entity located outside the United States, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D. Therefore, the Borrower acknowledges that the proceeds of the Loans by the international banking facility of any of the Lenders (as defined in Section 204.8(a) of Regulation D) will be used solely to finance the Borrower’s operations outside the United States or that of the Borrower’s foreign affiliates.
     (p) Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.
     (q) No information, exhibit or report furnished by or on behalf of any Loan Party to all of the Lenders in connection with the negotiation of any Loan Document or pursuant to the terms of any Loan Document contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.
     (r) There are no strikes, slowdowns or work stoppages, and, to the best knowledge of the Borrower, none is currently threatened, by the employees of the Borrower or any of its Material Subsidiaries that could reasonably be expected to have a Material Adverse Effect.
     (s) Set forth on Schedule 4.01(s) hereto is a complete and accurate list of all patents, trademarks, trade names, service marks and copyrights, and all applications therefor and licenses thereof, of the Borrower or any of its Subsidiaries filed, registered or granted after October 27, 2004, showing as of the date hereof the jurisdiction in which registered, the registration number, the date of registration and the expiration date.
     (t) Each Loan Party and each of the Borrower’s Material Subsidiaries, is, on the Amendment Effective Date, and immediately after the transactions to occur on each Funding Date are consummated will be, Solvent.
     (u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list of all material real property acquired by the Borrower and its Material Subsidiaries after October 27, 2004, showing as of the date hereof the jurisdiction in which such property is located. Each of the Borrower and its Material Subsidiaries has good, marketable and insurable title to such real property, free and clear of all Liens, other than Liens permitted by Section 5.02(a).
     (v) Set forth on Schedule 4.01(v) hereto is a complete and accurate list of all Concession Titles acquired or obtained by the Borrower and its Material Subsidiaries after October 27, 2004, showing as of the date hereof the jurisdiction in which such Concession Titles are located.
ARTICLE V
COVENANTS OF THE BORROWER
     SECTION 5.01. Affirmative Covenants. So long as any Loan shall remain unpaid or any of the Lenders shall have any Commitment hereunder, the Borrower will:
     (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations, final judgments and court orders, such compliance to include compliance with Environmental Laws, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.
     (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property, except where failure to pay would not be expected to result in a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with Mexican GAAP, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.
     (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.
     (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), permits, approvals, licenses, privileges and franchises deemed material to its business (including, without limitation, the Concession Titles); provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b), and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or any of the Lenders.
     (e) Visitation Rights. Upon at least 10 Business Days’ prior notice and reasonable request (which shall not be required upon the occurrence and continuance of any Default or Event of Default), permit the Administrative Agent or any Lender or any agent or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided, however, that all expenses associated with such inspection shall be for the account of the inspecting Lenders, except in the case of a Default or Event of Default, in which case, the reasonable out of pocket expenses associated with such inspection will be for the account of the Borrower.
     (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with Mexican GAAP consistently applied.
     (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are deemed by the Borrower as material or fundamental for the conduct of its business in good working order and condition, ordinary wear and tear excepted, as well as authorizations, licenses, franchises, except to the extent the discontinuance of the operation and maintenance of any such properties, authorizations, licenses and franchises would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a

Person not an Affiliate. The limitation set forth in this paragraph 5.01(h) shall not apply to transactions between the Borrower and any of its Wholly-Owned Subsidiaries or between Wholly-Owned Subsidiaries.
     (i) Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by any of the Lenders and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as the Borrower or any of its Subsidiaries is entitled to make under such Material Contract, and, in each case, cause each of its Subsidiaries to do so; except, however, where failure to comply with or enforce such Material Contracts would not be expected to result in a Material Adverse Effect.
     (j) Reporting Requirements. Furnish to the Administrative Agent:
     (i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with Mexican GAAP and certificates of the chief financial officer of the Borrower as to compliance with the terms of the Loan Documents and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03; provided that in the event of any change in Mexican GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Mexican GAAP;
     (ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers or other independent public accountants reasonably acceptable to the Required Lenders; provided that in the event of any change in Mexican GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to Mexican GAAP;

     (iii) as soon as available and in any event within 120 days after the end of each fiscal year of NII Holdings Inc., a copy of the annual audit report for such year for NII Holdings Inc., containing Consolidated and consolidating balance sheets of NII Holdings Inc. as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of NII Holdings Inc. for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers or other independent public accountants reasonably acceptable to the Required Lenders;
     (iv) as soon as possible and in any event within fifteen days after the occurrence of each Default continuing on the date of such statement, a statement a Responsible Officer setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;
     (v) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders (only to the extent that the Borrower is a publicly held company), and copies of all reports and registration statements that the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange, if any;
     (vi) promptly after the commencement thereof and knowledge by the Borrower of such commencement, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and
     (vii) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.
       (k) Maintenance of Governmental Filings. Maintain in full force and effect at all times all approvals (including Concession Titles) of and filings with any governmental authority required under applicable laws or regulations (including, without limitation, antitrust laws and environmental laws) for the execution, delivery and performance of obligations under the Loan Documents by the Borrower and for the validity or enforceability thereof and the conduct of its business, except where failure to maintain any such approvals or filings could not reasonably be expected to have a Material Adverse Effect.
       (l) Pari Passu. Take all actions to ensure that at all times the Obligations of the Borrower and each of its Subsidiaries under the Loan Documents constitute unconditional general obligations of the Borrower and its Subsidiaries ranking at least pari passu in all respects with all present and future and other senior unsecured, unsubordinated Debt of the Borrower and such Subsidiaries.
       (m) Covenant to Guaranty Obligations. Upon the occurrence of any Material Subsidiary of the Borrower becoming a Mexican Subsidiary, the Borrower will cause each such Mexican Subsidiary (i) within 30 days of becoming a Mexican Subsidiary, to duly execute and deliver to the Administrative Agent a guaranty supplement, in form attached as Exhibit F hereto, guaranteeing the Borrower’s and other Subsidiary Guarantors’ obligations under the Loan Documents and, together with a certified copy by a Mexican Notary Public of notarized irrevocable powers of attorney granted by each such Mexican Subsidiary to the Process Agent so that it may act as process agent on behalf of such Mexican Subsidiary in connection with such Mexican Subsidiary’s obligations under the Subsidiary Guaranty and a letter from the Process Agent in the form and substance satisfactory to the Administrative Agent agreeing to act as agent to receive service of process on behalf of such Mexican Subsidiary, and (ii) within 60 days after a Mexican Subsidiary becomes a Subsidiary Guarantor pursuant to clause (i) above, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent, as to such guaranty supplements being legal, valid and binding obligations of each party thereto enforceable in accordance with their terms.
     SECTION 5.02. Negative Covenants. So long as any Loan shall remain unpaid or any of the Lenders shall have any Commitment hereunder, the Borrower will not:
     (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:
     (i) Permitted Liens;
     (ii) purchase money Liens upon or in any real or tangible personal property (including equipment) acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or to secure Debt incurred solely for the purpose of financing the acquisition of such property , or Liens existing on such property at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or tangible personal property being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, and provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed U.S. $20,000,000;
     (iii) the Liens existing on the Closing Date and described on Schedule 5.02(a) hereto;
     (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary;
     (v) Liens on cash or Cash Equivalents of the Borrower or any of its Subsidiaries securing guaranties by the Borrower in favor of the Mexican government with respect to Concession Titles or rights granted to the Borrower or such Material Subsidiary;
     (vi) Liens arising under leases of the Borrower or any of its Subsidiaries for its telecommunication towers;
     (vii) Leases or subleases of property of the Borrower and its Subsidiaries granted to others in the ordinary course of business that could not reasonably be expected to have a Material Adverse Effect;
     (viii) Temporary Liens existing during the period of construction encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or any of its Subsidiaries relating to such property subject to any Capitalized Lease permitted hereunder or operating lease that could not reasonably be expected to have a Material Adverse Effect;
     (ix) Liens arising from filings regarding operating leases in the ordinary course of business which could not reasonably be expected to have a Material Adverse Effect;
     (x) Liens arising from the rendering of a final judgment or order against the Borrower or any of its Subsidiaries that does not give rise to an Event of Default and which attach to assets which, in the aggregate, have a fair market value of less than $10,000,000;
     (xi) Liens securing reimbursement obligations with respect to performance letters of credit that encumber documents and the property which is the subject of such performance letters of credit and the products and proceeds thereof, arising in the ordinary course of business that could not reasonably be expected to have a Material Adverse Effect;
     (xii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (xiii) Liens encumbering customary initial deposits and margin deposits in cash or Cash Equivalents, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Debt in respect of currency swap agreements which are not speculative; and

     (xiv) Liens securing any Debt of the Borrower, provided that such Liens shall equally and ratably secure the Loans and the obligations of the Loan Parties under the Loan Documents.
       (b) Mergers, Etc. Merge into or amalgamate or consolidate with any Person or permit any Person to merge into it, or permit any of its Material Subsidiaries to merge into, consolidate or amalgamate with any Person, unless after giving effect to such merger, amalgamation or consolidation, the Borrower is the surviving corporation, or in the case of a merger of any Material Subsidiary, such Material Subsidiary is the surviving corporation, or the surviving corporation immediately becomes a Material Subsidiary, and continues to be Controlled by the Borrower; provided that immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing.
       (c) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by Mexican GAAP or any Governmental Authority.
       (d) Sales, Etc., of Assets. (i) Liquidate, wind up or dissolve itself or spin-off any of its businesses (or suffer any liquidation or dissolution) or permit any Material Subsidiary to liquidate, wind up or dissolve itself or spin-off any of its businesses (or suffer any liquidation or dissolution) or (ii) convey, sell, lease, assign, transfer or otherwise dispose of, or permit any Material Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its assets other than in accordance with Section 5.02(b) or (iii) convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its Equity Interest in any of its Material Subsidiaries if, after giving effect to such sale, lease, assignment, transfer or other disposition, it would cease to Control such Material Subsidiary.
       (e) Restricted Payments and Intercompany Loans. (i) Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a) or 6.01(c)(i) with respect to a failure to comply with Section 5.03, declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such or issue or sell any Equity Interests or accept any capital contributions (provided, however, that capital contributions may be made to the Borrower or any Subsidiary Guarantor, so long as any such contribution will not be made in exchange for any Restricted Payment (as defined below)), or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or to issue or sell any Equity Interests therein (collectively, “Restricted Payments”), (ii) at any other time, make any Restricted Payments to its Parent or any of its Affiliates or Subsidiaries, or (iii) make any intercompany loans to the Parent or any Affiliate of the Parent (other than any Subsidiary of the Borrower) or the Borrower, except for intercompany loans to the Parent or any of its Subsidiaries made during the ordinary course of business, unless, in the case of clauses (ii) and (iii) above, (x) the Borrower’s Debt to OIBDA Ratio is less than or equal to 1.75:1 and (y) immediately prior to and after giving effect to any such Restricted Payment or intercompany loan the Borrower would have a remaining consolidated cash balance in the form of cash and Cash Equivalents of not less than the greater of (1) $50,000,000 and (2) an amount equal to the sum of the next consecutive 12 months of scheduled principal amortization payments as set forth in Section 2.05 following such Restricted Payment, in which case, the Borrower may make any such Restricted Payments or intercompany loans to its Parent or any of its Affiliates or Subsidiaries. Notwithstanding the foregoing, the Borrower shall not make any Restricted Payment set forth in clause (ii) or make any intercompany loan upon the occurrence and during the continuance of an Event of Default.
     (f) Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of its principal or primary business as carried on at the date hereof.
     (g) Subordination. Incur, or permit any of its Subsidiaries to incur, any Debt owed to an Affiliate (other than Debt owed by the Borrower to a Subsidiary, a Subsidiary to the Borrower, or a Subsidiary to another Subsidiary) unless such Debt is subordinated to the Obligations of the Loan Parties under the Loan Documents pursuant to a valid, binding enforceable contractual arrangement.
     SECTION 5.03. Financial Covenants. So long as any Loan shall remain unpaid or any of the Lenders shall have any Commitment hereunder, the Borrower will:
     (a) Debt to OIBDA Ratio. Maintain at all times a Debt/OIBDA Ratio of not more than 2.5 to 1.
     (b) Interest Coverage Ratio. Maintain at all times an Interest Coverage Ratio of not less than 3.0 to 1.
     (c) Net Worth. Maintain at all times an excess of Consolidated total assets over Consolidated total liabilities (such excess, the “Borrower’s Net Worth”), in each case, of the Borrower and its Subsidiaries of not less than the amount of the Borrower’s Net Worth in Pesos calculated as of December 31, 2003, MX$7,330,557,000.
ARTICLE VI
EVENTS OF DEFAULT
     SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
     (a) The Borrower shall fail to pay any principal of, or interest on, any Loan when the same becomes due and payable; or the Borrower shall fail to make any other payment of fees or other amounts under this Agreement or any of the Notes within three Business Days after the same becomes due and payable; or

     (b) Any representation or warranty made by any Loan Party under any Loan Document or by any Loan Party (or any of its officers) in connection with any Loan Documents or certificates or other documentation delivered pursuant hereto, shall prove to have been incorrect in any material respect when made; or
     (c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d),(h) or (j), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 or more days after a Responsible Officer has knowledge thereof or notice thereof is given to the Borrower; or
     (d) (i) The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least U.S. $ 10,000,000 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Material Subsidiary (as the case may be), or (ii) any Non-Material Subsidiary or Non-Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount, individually or in the aggregate, of at least U.S. $ 10,000,000 (or its equivalent in other currencies) and such failure to pay would be expected to have a Material Adverse Effect, in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt and in the case of such Debt of any Non-Material Subsidiary, such acceleration or permission to accelerate would be expected to have a Material Adverse Effect; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior, to the stated maturity thereof and, in the case of such Debt of any Non-Material Subsidiary, such declaration, prepayment, redemption, purchase or defeasance or offer to prepay, redeem, purchase or defease would be expected to have a Material Adverse Effect; or
     (e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it concurso mercantil, bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, síndico, conciliador or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 or more days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, síndico, conciliador or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or
     (f) Judgments or orders for the payment of money in excess of U.S. $ 10,000,000 (or its equivalent in other currencies) in the aggregate shall be rendered against (i) the Borrower or any of its Material Subsidiaries, or (ii) any Non-Material Subsidiary and, in the case of clause (ii), such judgment or order would be expected to have a Material Adverse Effect and in the case of clauses (i) and (ii), (x) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings shall not have been suspended or (y) there shall be any period of 30 or more consecutive days during which a stay or enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (g) Any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 30 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
     (h) The obligations of the Borrower under this Agreement and the Notes or the obligations of any Subsidiary Guarantor shall fail to rank at least pari passu with all other senior unsecured, unsubordinated Debt of the Borrower or such Subsidiary Guarantor, as the case may be; or
     (i) Any material provision of any Loan Document shall cease to be valid and binding on or enforceable against any Loan Party which is party thereto, or any Loan Party shall so assert or state in writing, or the obligations of such Loan Party under any Loan Document shall in any way become illegal; or
     (j) Any authority asserting or exercising governmental or police powers in Mexico or any Person acting or purporting to act under such authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or a substantial portion of the property of the Borrower or the occurrence of any other adverse governmental action or event that would prevent any Loan Party from performing its obligations under any Loan Document to which it is a party; or
     (k) Any material license, approval, right, privilege, franchise or concession (including, without limitation, the Concession Titles) necessary for any Loan Party and any of the Material Subsidiaries to conduct its business shall have been terminated, cancelled or modified in a manner which would likely result in a Material Adverse Effect or any governmental authority shall terminate or cancel any authorization or approval granted with respect to the Loan Documents or modify any such authorization or approval in a manner which would likely result in a Material Adverse Effect, unless (a) such termination, cancellation or modification is capable of being cured within a mutually acceptable cure period, to be agreed upon by such Loan Party and the Administrative Agent, from the date of its occurrence in the ordinary course of such Loan Party’s business and (b) such Loan Party or any of the Material Subsidiaries, as the case may be, is taking prompt action to cure such termination, cancellation or modification;
then, and in any such event, the Required Lenders (i) may declare their Commitment and their obligation to make Loans to be terminated, whereupon the same shall forthwith terminate, and (ii) may, by notice to the Borrower, declare all or any portion of the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under clause (e) above, (A) the Commitments and the obligation of each of the Lenders to make Loans shall automatically be terminated and (B) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.
ARTICLE VII
THE ADMINISTRATIVE AGENT
     SECTION 7.01. Authorization and Action. Each of the Lenders hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each of the Lenders prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.
     SECTION 7.02. Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by and through agents, attorneys in fact or affiliates.
     SECTION 7.03. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan

Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by such Lender that is the payee of such Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for the Loan Parties or of any Lender), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any of the Lenders and shall not be responsible to any of the Lenders for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any of the Lenders for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     SECTION 7.04. Citibank, N.A. and Affiliates. With respect to its Commitments, the Loans made by it and the Notes issued to it, Citibank, N.A. shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not an Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citibank, N.A. in its individual capacity. Citibank, N.A. and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of such Loan Party or any such Subsidiary, all as if Citibank, N.A. was not the Administrative Agent, and without any duty to account therefor to the Lenders.
     SECTION 7.05. Lender Credit Decision. Each of the Lenders acknowledges that it has, independently and without reliance upon the Administrative Agent or any of the Lenders and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     SECTION 7.06. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.06 applies whether any such investigation, litigation or proceeding is brought by any of the Lenders or any other Person.
          (b) For purposes of this Section 7.06, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Loans outstanding at such time and owing to the respective Lenders, and (ii) the aggregate unused portions of their respective Commitment at such time; provided, however, that the respective ratable shares shall be determined by the Administrative Agent by converting the Tranche B Loans, the Tranche C-1 Loans or the Tranche C-2 Loans, as the case may be, into Dollars based on the USD Equivalent thereof as of the Closing Date. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.06 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
     SECTION 7.07. Successor Agents. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of all of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
ARTICLE VIII
MISCELLANEOUS
     SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by (A) all the Lenders in the affected Tranche, (i) increase or decrease the Tranche A-1 Commitments, the Tranche A-2 Commitments the Tranche A-3 Commitments, the Tranche B Commitments, the Tranche C-1 Commitments or the Tranche C-2 Commitments, as the case may be (except for a ratable decrease in all the Tranche A-1 Commitments, the Tranche A-2 Commitments the Tranche A-3 Commitments, Tranche B Commitments, Tranche C-1 Commitments or Tranche C-2 Commitments, as the case may be), or subject any Lender in such Tranche to any additional obligations and (B) all the Lenders, (i) reduce the principal of, or interest on, any of the Loans or Notes or any fees, commissions or other amounts payable hereunder, (ii) postpone any date fixed for any payment of principal of, or interest on, any of the Loans or Notes or any fees, commissions or other amounts payable hereunder, (iii) change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (iv) release any Loan Party from any of its obligations under the Loan Documents or reduce any such obligations, (v) waive any of the conditions specified in Section 3.01 or Section 3.02, or (vi) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.
     SECTION 8.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and telecopied, telegraphed or telexed or hand delivered (by a reputable commercial courier service) if to the Borrower, at its address at Blvd. M. Ávila Camacho No. 36, 9o. Piso Lomas de Chapultepec, C.P. 11000, México, D.F. México, Attention: Treasury Director, with copies to the Vice President and General Counsel; if to the Administrative Agent or any of the Lenders, at

their Applicable Lending Offices specified opposite their names on the Schedule I; if to any Lender which becomes a Lender under Section 8.07, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to the Borrower or any of the Lenders, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, (i) when telecopied, telegraphed or telexed, be effective when confirmed by telecopier, delivered by the telegraph company or confirmed by telex answerback, respectively, or (ii) when hand delivered, be effective when actually delivered to the address for notices herein. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.
     (b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any default or event of default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.
     (c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
     (d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR

REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
       (e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
       (f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 8.03. No Waiver; Remedies. No failure on the part of any of the Lenders to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION 8.04. Costs and Expenses. (a) The Borrower agrees to pay or reimburse on demand (i) all customary reasonable and duly documented legal and other out-of-pocket costs and expenses of the Administrative Agent and the Bookrunners in connection with the preparation, execution, delivery, negotiation and syndication of the Loan Documents (including the reasonable and duly documented fees and expenses of special New York and Mexican counsel to the Administrative Agent), (ii) all reasonable and duly documented legal and other out-of-pocket costs and expenses of the Administrative Agent in connection with the modification, administration, waiver or amendment of the Loan Documents (including reasonable and duly documented fees and expenses of special New York and Mexican counsel to the Administrative Agent) and (iii) all reasonable and duly documented legal and other out-of-pocket costs and expenses of the Administrative Agent and each of the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative

Agent and each of the Lenders in connection with the enforcement of rights under this Section 8.04(a)).
          (b) The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, each of the Lenders and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, claims, liabilities and reasonable and duly documented expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation by governmental or regulatory authority, litigation or proceeding or preparation of a defense in connection therewith) (i) the Tranche A-1 Facility, the Tranche A-2 Facility, the Tranche A-3 Facility, the Tranche B Facility, the Tranche C-1 Facility or the Tranche C-2 Facility, as the case may be, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated thereby. The Borrower also agrees not to assert any claim against the Administrative Agent, any Lenders or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Loans, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents, provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to the indemnified liabilities, and shall not be barred from asserting claims, arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as the case may be.
     (c) If any payment of principal of any Loans is made by the Borrower to or for the account of any of the Lenders other than on the last day of an Interest Period for such Loans, as a result of a payment pursuant to Section 2.08 or 2.10, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of any Loans for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.08, 6.01 or otherwise, the Borrower shall, upon demand by any of the Lenders, pay to such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or failure to pay or prepay, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loans and in respect of any Tranche B Loans, as such costs are calculated using the Discount Rate.
     (d) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.08 and 2.11 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
   SECTION 8.05. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and each of the Lenders and each of their respective Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent and each of the Lenders or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by the Administrative Agent and each of the Lenders, whether or not the Administrative Agent and each of the Lenders shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. The Administrative Agent and each of the Lenders agree promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent and each of the Lenders and their respective Affiliates may have.
     SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower, the Administrative Agent and each of the Lenders, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each of the Lenders and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each of the Lenders.
     SECTION 8.07. Assignments and Participations. (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Tranche A-1 Commitment, the Tranche A-2 Commitment, the Tranche A-3 Commitment, Tranche B Commitment, the Tranche C-1 Commitment or the Tranche C-2 Commitment, as the case may be, the Loans owing to it and the Tranche A-1 Notes, Tranche A-2 Notes, Tranche A-3 Notes, Tranche B Notes, Tranche C-1 Notes or the Tranche C-2 Notes, as the case may be, or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than in the case of Tranche A-1 Loans, Tranche A-2 Loans or Tranche A-3 Loans, U.S. $5,000,000 or an integral multiple of U.S. $1,000,000 in excess thereof, in the cases of Tranche B Loans, Tranche C-1 Loans or Tranche C-2 Loans, Ps$50,000,000 or an integral multiple of Ps$10,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee, and (iii) so long as no Default shall have occurred and be continuing, no such assignments shall be permitted without the prior written consent of the Borrower and the Administrative Agent (each of which consents shall not be unreasonably withheld); provided, however, that the Borrower shall be deemed to have consented to an assignment if it fails to respond to a written request for a consent within 10 (ten) Business Days of delivery of such request; and provided further that the Lenders shall also have the right, without any consent, to assign all or part of their rights or obligations under the Loan Documents, if a Default or an Event of Default shall have occurred and be continuing, to any Person.
          (b) By executing and delivering an Assignment and Acceptance, such Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such assigning Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.
          (c) Within five Business Days after its receipt of notice of an assignment hereunder and any Tranche A-1 Notes, Tranche A-2 Notes, Tranche A-3 Notes, Tranche B Notes, Tranche C-1 Notes or Tranche C-2 Notes, as the case may be, or Notes subject to such assignment, the Borrower, at its own expense, shall execute and deliver to the Lender assignee in exchange for each surrendered Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, a new Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, to the order of such assignee in an amount equal to the outstanding amount of the Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, assumed by it pursuant to such Assignment and Acceptance. Such new Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Tranche A-1 Note, Tranche A-2 Note, Tranche A-3 Note, Tranche B Note, Tranche C-1 Note or Tranche C-2 Note, as the case may be, or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1, Exhibit A-2, Exhibit A-3, Exhibit B, Exhibit C-1 or Exhibit C-2, as the case may be, hereto.
          (d) The Administrative Agent shall maintain at its address referred to in Section 8.02(a) copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments under the Facility of, and principal amount of the Loans owing under the Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time from time to time upon reasonable prior notice.
          (e) The Lenders may sell participations to one or more banks or other entities (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, any Loans owing to it and the Tranche A-1 Notes, Tranche A-2 Notes, Tranche A-3 Notes, Tranche B Notes, Tranche C-1 Notes or Tranche C-2 Notes, as the case may be, or Notes held by it); provided, however, that (i) each of the Lenders’ obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) each of the Lenders shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each of the Lenders shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lenders in connection with the Lenders’ rights and obligations under this Agreement and (v) no participant under any such participation shall have any rights, claims or causes of action against the Borrower, any Subsidiary or Affiliates or the Administrative Agent or any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any other amounts payable hereunder, in each case to the extent subject to such participation.
          (f) Each of the Lenders may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to any of the Lenders by or on behalf of the Borrower upon delivery to the Borrower by such assignee, participant or proposed assignee or participant of a confidentiality agreement in the form attached hereto as Exhibit G.
          (g) Notwithstanding any other provision set forth in this Agreement, any of the Lenders may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and any Note held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the U.S. Federal Reserve System.
     SECTION 8.08. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
     SECTION 8.09. Confidentiality. (a) Each of the Administrative Agent, the Bookrunners, the Lead Arranger, the Syndication Agent, the Documentation Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process or, in the case of Export Development Canada, in accordance with its internal disclosure policies; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to confidentiality or non-disclosure agreement containing provisions substantially the same as those of this Section 8.09 and substantially in the form of Exhibit G hereto to (i) any purchaser or assignee of or participant in or any prospective purchaser or assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Obligations; (g) with the consent of the Parent; (h) to the extent such Information (i) becomes publicly available other than as result of a breach of this Section 8.09 or (ii) becomes available to the Administrative Agent, the Bookrunners, the Lead Arranger, the Syndication Agent, the Documentation Agent or any Lender on a non-confidential basis from a source other than the Parent or its Subsidiaries; or (j) to any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. To the extent that disclosure of any Information is required pursuant to clause (b) or (c) above, so long as any of the Administrative Agent, the Bookrunners, the Lead Arranger, the Syndication Agent, the Documentation Agent or the Lender is not prohibited from so doing by any applicable laws, rules, regulations, final judgments or court orders, such Administrative Agent, Bookrunners, Lead Arranger, Syndication Agent, Documentation Agent or Lender will notify the Borrower thereof in writing at its address for notices set forth in the Credit Agreement Section 8.02(a), provided that the Borrower shall have no right to seek any action or remedy or have any claim or cause of action against any of the Administrative Agent, the Bookrunners, the Lead Arranger, the Syndication Agent, the Documentation Agent or the Lenders in the event that such Administrative Agent, Bookrunners, Lead Arranger, Syndication Agent, Documentation Agent or Lender, as the case may be, shall fail to so notify to the Borrower. For the purposes of this Section, “Information” means all information furnished by the Borrower or any of its Subsidiaries to any Lender, the Administrative Agent, the Bookrunners, the Lead Arranger, the Syndication Agent or the Documentation Agent relating to the Parent and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Bookrunners, the Lead Arranger, the Syndication Agent, the Documentation Agent or any Lender on a non-confidential basis prior to disclosure by the Parent and it Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 8.09, shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, which in no event shall be less than a reasonable degree of care.
          (k) The undertakings of this Section 8.09 shall survive the termination of the Loan Documents and/or the Facility.
     SECTION 8.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 8.11. Jurisdiction; Waiver of Immunities. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or federal court of the United States sitting in New York City, and any appellate court from any thereof and to the courts of its own corporate domicile in respect of actions brought against it as a defendant, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
          (b) The Borrower hereby irrevocably appoints CT Corporation System with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, United States, as its agent to receive on behalf of the Borrower and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to receive such service on its behalf and forward such service to the Borrower. As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address specified in Section 8.02.
          (c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and for purposes of the submission to jurisdiction agreed in paragraph (a) above, to the forum to which it may be entitled to pursuant to applicable law.
          (d) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process in the U.S. or Mexico (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under this Agreement and the Notes and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
          (e) For purposes of notices in Mexico in the event of lawsuits and collections, the Borrower hereby irrevocably designates the following domicile:

Blvd. M. Ávila Camacho No. 36, 9o.
Piso Lomas de Chapultepec, C.P. 11000,
México, D.F. México
Attention: Vice President and General Counsel
          (f) Nothing in this Section 8.11 shall affect the right of any of the Lenders to serve legal process in any other manner permitted by law or affect the right of any of the Lenders to bring any action or proceeding against the Borrower or its property in the courts sitting in Mexico.
     SECTION 8.12. Judgment Currency. (a) If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under the Notes in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lenders could purchase U.S. Dollars with such other currency in New York City on the Business Day preceding that on which final, non-appealable judgment is given.
          (b) The obligations of the Borrower in respect of any sum due to any of the Lenders hereunder or under the Notes shall, notwithstanding any judgment in a currency other than U.S. Dollars, be discharged only to the extent that, on the Business Day following receipt by the Lenders of any sum adjudged to be so due in such other currency, any of the Lenders may, in accordance with normal, reasonable banking procedures, purchase U.S. Dollars with such other currency. If the amount of U.S. Dollars so purchased is less than the sum originally due to any of the Lenders, in U.S. Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders against such loss.
     SECTION 8.13. Waiver of Jury Trial. EACH OF THE BORROWER AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES OR THE ACTIONS OF THE LENDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
     SECTION 8.14. Patriot Act Notice. Each Lender to which the Patriot Act applies and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
SECTION 8.15. No Novation, Etc.

          (a) The terms and conditions of the Original Agreement are amended as set forth herein, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to be a novation (novación) of any of the obligations under the Original Agreement. Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owed by the Loan Parties under the Original Agreement.
          (b) From and after the execution of this Agreement, each reference to the “Agreement”, “Credit Agreement” or other reference originally applicable to the Original Agreement contained in any Loan Document shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMUNICACIONES NEXTEL DE MÉXICO, S.A. DE C.V. as Borrower

By:

Title:

By:

Title:

CITIBANK, N.A. as Administrative Agent

By:

Title:

CITIGROUP GLOBAL MARKETS, INC. as Bookrunner and Lead Arranger

By:

Title:

SCOTIABANK INVERLAT, S.A. as Bookrunner, Syndication Agent and Lender

By:

Title:

ABN AMRO BANK N.V. as Bookrunner, Documentation Agent and Lender

By:

Title:

By:

Title:

[LENDER] as Lender

By:

Title:

SCHEDULE I
COMMITMENTS AND APPLICABLE LENDING OFFICES
TRANCHE A-1 COMMITMENTS

TRANCHE A-1
TRANCHE A-1 BANK	COMMITMENT	APPLICABLE LENDING OFFICE
ABN AMRO Bank N.V.	US$19,200,000	Gustav Mahlerlaan 10 - 1082 PP Amsterdam The Netherlands

Banco Nacional de Comercio Exterior, S.N.C.	US$15,000,000	Periferico Sur 4333, Piso 3 Col. Jardines en la Montana Mexico, D.F. CP 14210

Bayerische Hypo- und Vereinsbank A.G.	US$19,200,000	150 East 42nd Street New York, NY 10017

Citibank N.A., Nassau, Bahamas Branch	US$9,600,000	Citibank Building, 4th Floor, Thompson Boulevard, Nassau, Bahamas

Export Development Canada	US$24,000,000	151 O’Connor Street Ottowa, Canada K1A 1K3

Societe Generale	US$14,400,000	1221 Avenue of the Americas New York, NY 10021

Banco de Credito del Peru	US$3,000,000	121 Alhambra Plaza, Suite 1200 Coral Gables, FL 33134

TRANCHE A-2 COMMITMENTS

TRANCHE A-2
TRANCHE A-2 BANK	COMMITMENT	APPLICABLE LENDING OFFICE
The Bank of Nova Scotia	US$4,000,000	44 King Street West Toronto, Ontario M5H 1H1, Canada

ABN AMRO Bank N.V.	US$5,800,000	Gustav Mahlerlaan 10 - 1082 PP Amsterdam The Netherlands

Export Development Canada	US$1,000,000	151 O’Connor Street Ottowa, Canada K1A 1K3

BNP Paribas	US$20,000,000	787 Seventh Avenue New York, NY 10019

Bayerische Hypo- und Vereinsbank A.G.	US$5,800,000	150 East 42nd Street New York, NY 10017

Societe Generale	US$600,000	1221 Avenue of the Americas New York, NY 10021

WestLB AG, New York Branch	US$15,000,000	1211 Avenue of the Americas New York, NY 10036

TRANCHE B COMMITMENTS

PESOS
EQUIVALENT OF
	THE TRANCHE B	APPLICABLE
TRANCHE B BANK *	COMMITMENT	LENDING OFFICE
Scotiabank Inverlat, S.A.	Ps$527,044,800	Blvd. Manuel Avila Camacho # 1, 18th fl. Colonia Lomas de Chapultepec Mexico, D.F. CP 11009

Banco Nacional de Mexico, S.A., integrante del Grupo Financiero Banamex	Ps$421,635,840	Act. Roberto Medellin No 800 4 Sur Col. Santa Fe Mexico, D.F. CP 01210

*	If the Borrower or the Tranche B Banks reject the Fixed Rate determined pursuant to a Notice of Borrowing prior to any Funding Date, the portion of the Tranche B Commitment to which such Notice of Borrowing relates shall be, while such Loan is outstanding, a Tranche C-1 Commitment.

TRANCHE C-1 COMMITMENTS

PESOS
EQUIVALENT
	OF THE TRANCHE C-1	APPLICABLE
TRANCHE C-1 BANK	COMMITMENT	LENDING OFFICE
HSBC Mexico, S.A.	Ps$67,200,000	Reforma 156 Mezzanine Col. Juarez Mexico, D.F. CP 06600

*	Peso equivalents shall be determined by the Administrative Agent on the basis of the Exchange Rate, 3 Business Days prior to each relevant Funding Date.

TRANCHE C-2 COMMITMENTS

PESOS EQUIVALENT
	OF THE TRANCHE C-2	APPLICABLE
TRANCHE C-2 BANK	COMMITMENT	LENDING OFFICE
Banco Nacional de Mexico, S.A., intergrante del Grupo Financiero Banamex	Ps$257,359,500	Act. Roberto Medellin No 800 4 Sur Col. Santa Fe Mexico, D.F. CP 01210

Scotiabank Inverlat, S.A.	Ps$142,977,500	Blvd. Manuel Avila Camacho # 1, 18th fl. Colonia Lomas de Chapultepec Mexico, D.F. CP 11009

Banco Santander, S..A. Institución de Banca Múltiple, Grupo Financiero Santander.	Ps$171,573,000	Prolongación Paseo de la Reforma No. 500, Piso 2, Módulo 206 Colonia Lomas de Santa Fe Delegación Alvaro Obregón C.P. 01219 México, D.F.

HSBC Mexico, S.A.	Ps$12,867,400	Reforma 156 Mezzanine Col. Juarez Mexico, D.F. CP 06600

*	Peso equivalents shall be determined by the Administrative Agent on the basis of the Exchange Rate, 4 Business Days prior to each relevant Funding Date.

SCHEDULE II
LIST OF SUBSIDIARY GUARANTORS
Inversiones Nextel de México, S.A. de C.V.
Servicios de Radiocomunicación Móvil de México, S.A. de C.V.
NII Telecom, S. de R.L. de C.V.
Teletransportes Integrales, S.A. de C.V.
Sistemas de Comunicaciones Troncales, S.A. de C.V.

SCHEDULE 2.08 (a)
CALCULATION OF THE DISCOUNT RATE

SCHEDULE 3.01 (c)
DISCLOSED LITIGATION

SCHEDULE 4.01 (j)
MATERIAL CONTRACTS

SCHEDULE 4.01 (s)
INTELLECTUAL PROPERTY

SCHEDULE 4.01 (u)
PROPERTY

SCHEDULE 4.01 (v)
CONCESSION TITLES

SCHEDULE 5.02(a)
EXISTING LIENS

EXHIBIT A-1
FORM OF TRANCHE A-1 NOTE

EXHIBIT A-2
FORM OF TRANCHE A-2 NOTE

EXHIBIT A-3
FORM OF TRANCHE A-3 NOTE

EXHIBIT B
FORM OF TRANCHE B NOTE

EXHIBIT C
FORM OF TRANCHE C-1 NOTE

FORM OF TRANCHE C-2 NOTE

EXHIBIT D
FORM OF
NOTICE OF BORROWING

EXHIBIT E
FORM OF
ASSIGNMENT AND ACCEPTANCE

EXHIBIT F
FORM OF SUBSIDIARY GUARANTY

EXHIBIT G
FORM OF
CONFIDENTIALITY AGREEMENT

EXHIBIT H
FORM OF
INCREASE COMMITMENT OPINION
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